UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PARKWAY PROPERTIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2013

To our Stockholders:

Parkway Properties, Inc. (the “Company”) will hold its 2013 Annual Meeting of Stockholders (the “Meeting”) on May 16, 2013 at 2:00 p.m. Central Time, at Phoenix Tower, 3200 Southwest Freeway, Houston, Texas 77027. At the Meeting, stockholders will be asked to:

1.	Elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified;

2.	Cast an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year;

3.	Cast an advisory vote on executive compensation;

4.	Ratify the adoption of the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan; and

5.	Transact other business properly presented at the Meeting or any adjournment or postponement thereof.

All stockholders of record at the close of business on March 21, 2013 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders electronically. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Meeting.

Jeremy R. Dorsett

Executive Vice President,

General Counsel and Secretary

Dated: April 4, 2013

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY FOR YOUR SHARES AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT.

PROXY STATEMENT

April 4, 2013

PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, Florida 32801

www.pky.com

PROXY STATEMENT

The following information is furnished in connection with the Annual Meeting of Stockholders (the “Meeting”) of Parkway Properties, Inc. (the “Company” or “Parkway”), to be held on May 16, 2013 at 2:00 p.m., Central Time, at Phoenix Tower, 3200 Southwest Freeway, Houston, Texas 77027. This Proxy Statement, Form of Proxy and the Company’s Annual Report are first being made available, and a Notice Regarding the Availability of Proxy Materials is first being mailed, to stockholders on or about April 4, 2013.

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, stockholders will be asked to elect nine directors of the Company, cast an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year, cast an advisory vote on executive compensation and vote to ratify the adoption of the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “2013 Equity Plan”).

Who is entitled to vote?

The record holders of each of the 56,110,959 shares of Company common stock, par value $0.001 per share (“Common Stock”), outstanding at the close of business on March 21, 2013 are entitled to vote at the Meeting. The holders of Common Stock are entitled to one vote for each share of Common Stock on each matter submitted to a vote at a meeting of stockholders.

Why didn’t I automatically receive a paper copy of the Proxy Statement, Proxy Card and Annual Report?

The Securities and Exchange Commission (“SEC”) rules allow proxy materials to be furnished to stockholders electronically. In an effort to lower the costs of delivery of proxy materials, as well as to reduce our use of paper, the Company has elected to take advantage of these rules by only mailing materials to those stockholders who specifically request a paper copy. On or around April 4, 2013, all stockholders were mailed a Notice Regarding the Availability of Proxy Materials that contained an overview of the proxy materials and explained several methods by which stockholders could view the proxy materials online or request to receive a copy of proxy materials via regular mail or e-mail. There is no charge for requesting a copy.

How can I receive electronic access to the proxy materials?

The Notice Regarding Availability of Proxy Materials includes a website address that will provide you with instructions on how to view our proxy materials on the Internet and enable you to notify the Company to send future proxy materials to you via electronic mail.

Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Can I find additional information on the Company’s website?

Yes. The Company’s website is www.pky.com. Although the information contained on the Company’s website is not part of this proxy statement, you can view additional information on the website, such as the Company’s code of conduct, corporate governance guidelines, charters of committees of the Board of Directors and SEC filings. A copy of the Company’s code of conduct, corporate governance guidelines and each of the charters of the Company’s board committees also may be obtained free of charge by writing to Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, Attention: Investor Relations.

How do I vote?

Voting in Person at the Meeting. If you are a stockholder of record, you may vote in person at the Meeting. If your shares of Common Stock are held in street name and you wish to vote in person at the Meeting, you will need to obtain a “legal proxy” from the broker, bank or other nominee that holds your shares of Common Stock of record.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of Common Stock in your own name as a holder of record with our transfer agent, Wells Fargo Shareowner Services, you may instruct the proxy holders named in the proxy card how to vote your shares of Common Stock in one of the following ways:

•

Vote online. You can access proxy materials and vote at www.proxyvote.com. To vote online, you must have a stockholder identification number provided in the Notice Regarding the Availability of Proxy Materials.

•	Vote by telephone. If you received printed materials, you also have the option to vote by telephone by following the “Vote by Phone” instructions on the proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

Voting by Proxy for Shares Registered in Street Name. If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Regardless of how you choose to vote, your vote is important to us and we encourage you to vote promptly.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy FOR the Board of Directors’ nominees for director, FOR the ratification of the independent registered public accounting firm, FOR the approval of the Company’s executive compensation and FOR the ratification of the 2013 Equity Plan.

Will any other matters be voted on at the Meeting?

We do not expect any other matters to be considered at the Meeting; however, if a matter not listed on the proxy card is legally and properly brought before the Meeting, the proxies will vote on the matter in accordance with their judgment of what is in the best interest of the Company. Under the Company’s Bylaws and SEC rules, stockholder proposals must have been received by March 18, 2013 to be considered at the Meeting. To date, the Company has received no stockholder proposals.

How many votes are needed to hold the Meeting?

In order to conduct the Meeting, the presence, in person or by properly executed proxy, of the holders of shares of Common Stock entitled to cast a majority (i.e., greater than 50%) of all the votes entitled to be cast at the Meeting is necessary to constitute a quorum. Shares of Common Stock represented by a properly signed, dated and returned proxy card, or proxies submitted by telephone or online, including abstentions and broker non-votes, will be treated as present at the Meeting for purposes of determining a quorum.

How many votes are required to act on the proposals?

Proposal 1 concerns the election of nine directors of the Company. Pursuant to the Company’s Bylaws, provided that a quorum is present at the Meeting, directors will be elected by a plurality of all the votes cast at the Meeting with each share being entitled to vote for as many individuals as there are directors to be elected and for whose election the share is entitled to vote.

Proposal 2 concerns an advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year. The affirmative vote by holders of at least a majority of the votes cast at the Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, provided that a quorum is present at the Meeting.

Proposal 3 concerns a non-binding advisory vote to approve the compensation of the Named Executive Officers disclosed in the section of this Proxy Statement entitled “Compensation of Executive Officers.” The affirmative vote by holders of at least a majority of the votes cast at the Meeting is required to approve the compensation of the Named Executive Officers, provided that a quorum is present at the Meeting.

Proposal 4 concerns the ratification of the adoption of the 2013 Equity Plan. Ratification of the adoption of the 2013 Equity Plan requires the affirmative vote by the holders of at least a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal and provided that a quorum is present at the Meeting.

How are abstentions and broker non-votes counted?

For purposes of Proposals 1, 2 and 3, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

For purposes of Proposal 4, either a failure to cast a vote or a broker non-vote could have the effect of a vote against the proposal if such failure to cast a vote or broker non-vote results in the total number of votes cast on the proposal not representing over 50% of all shares of the Company’s Common Stock entitled to vote on the proposal. Pursuant to NYSE rules, an abstention will be counted as a vote cast at the Meeting for purposes of Proposal 4 and, therefore, will have the same effect as a vote against the proposal.

In all cases, both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Can I change my vote after I have voted?

You can revoke your proxy and change your vote at any time before the polls close at the Meeting. You can do this by:

•	filing a written revocation with the Secretary of the Company;

•	signing and submitting another proxy with a later date; or

•	attending the Meeting, withdrawing the proxy and voting in person.

How do I submit a proposal for the 2014 Annual Meeting?

If a stockholder wishes to have a proposal considered for inclusion in the Company’s proxy statement for the 2014 Annual Meeting of Stockholders, the stockholder must submit the proposal in writing to the Secretary of the Company at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801 so that the Company receives the proposal by December 3, 2013.

If the proposal is not intended to be included in the Company’s proxy statement, a qualified stockholder intending to introduce a proposal or nominate a director at the 2014 Annual Meeting of Stockholders should give written notice to the Company’s Secretary not later than March 17, 2014 and not earlier than February 15, 2014.

Stockholders also are advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations.

Who is soliciting the proxy and who pays the costs?

The enclosed proxy for the Meeting is being solicited by the Board of Directors of the Company. The cost of soliciting the proxies on the enclosed form will be paid by the Company. In addition to the use of the mail, proxies may be solicited by the directors and their agents (who will receive no additional compensation for those services) by means of personal interview, telephone, facsimile, e-mail or other electronic means, and it is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy material to their principals.

What happens if the Meeting is postponed or adjourned?

If the Meeting is postponed or adjourned due to a lack of a quorum or to solicit additional proxies, the Company intends to reconvene the Meeting as soon as reasonably practical, and in any event within 120 days of the record date. Your proxy will still be effective and may be voted at the rescheduled or adjourned meeting, and you will still be able to change or revoke your proxy until it is voted at the rescheduled or adjourned meeting, if such meeting occurs within 120 days of the record date.

Whom should I call if I have questions or need assistance voting my shares?

Please call Jeremy Dorsett, Executive Vice President, General Counsel and Secretary, at (407) 650-0593 if you have any questions or require assistance in connection with voting your shares.

CORPORATE GOVERNANCE AND BOARD MATTERS

Recent Changes in the Company’s Stockholder Base

On March 25, 2013, the Company completed a public offering of 11.0 million shares of its Common Stock, plus an additional 1.65 million shares of its Common Stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full, at the public offering price of $17.25 per share. The net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $209.1 million. TPG VI Pantera Holdings, L.P. (“TPG Pantera”) did not exercise its pre-emptive right to purchase shares of Common Stock in the public offering.

On December 10, 2012, the Company completed a public offering of 13.5 million shares of its Common Stock, plus an additional 1.2 million shares of its Common Stock issued and sold pursuant to the exercise of the underwriters’ option to purchase additional shares in full, at the public offering price of $13.00 per share. The net proceeds from the offering, after deducting the underwriting discount and offering expenses, were approximately $184.8 million. TPG Pantera exercised its pre-emptive right to purchase 5,822,000 shares of Common Stock in the public offering.

On June 5, 2012, TPG Pantera, an affiliate of TPG Global, LLC, acquired 4,300,000 shares of the Company’s Common Stock at a purchase price of $11.25 per share and 13,477,778 shares of the Company’s Series E Convertible Cumulative Redeemable Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”), at a purchase price and liquidation preference of $11.25 per share, for an aggregate investment in the Company by TPG Pantera of $200 million pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and TPG Pantera. In addition, TPG Pantera was granted, pursuant to a stockholders’ agreement (as amended, the “Stockholders Agreement”) entered into at the time of closing under the Purchase Agreement, pre-emptive rights to participate in the Company’s future equity issuances, subject to certain conditions, so long as TPG Pantera (together with its affiliates) owns at least 10% of the Company’s outstanding Common Stock. However, TPG Pantera’s pre-emptive rights with respect any equity issuances of Common Stock or securities convertible into or exercisable for Common Stock are subject to stockholder approval of such rights at least once during each five-year period after closing. At a special meeting of stockholders held on July 31, 2012, the Company’s stockholders approved, among other things, the right to convert, at the option of the Company or the holders, shares of the Series E Preferred Stock into shares of the Company’s Common Stock. On August 1, 2012, the Company delivered a conversion notice to TPG Pantera and all shares of Series E Preferred Stock were converted into Common Stock on a one-for-one basis.

As of March 21, 2013, TPG Pantera owned approximately 42.1% of the Company’s issued and outstanding common stock. As a result, TPG Pantera is the Company’s largest single stockholder, while no other stockholder is permitted to own more than 9.8% of the Company’s common stock except as approved by the Company’s Board of Directors pursuant to the terms of the Company’s charter.

Recent Changes in the Board of Directors

In connection with closing under the Purchase Agreement, the Company, TPG Pantera and TPG VI Management, LLC (“TPG Management”), an affiliate of TPG Pantera, entered into the Stockholders Agreement described above pursuant to which, among other things, the Company agreed to maintain a nine member Board of Directors and granted TPG Pantera the right to nominate a specified number of directors to the board and to have a specified number of such directors appointed to each committee of the board for so long as TPG Pantera’s ownership percentage of the Company’s Common Stock is equal to or greater than 5%. Specifically, TPG Pantera is entitled to nominate to the Company’s Board of Directors (i) four directors, if TPG Pantera’s ownership percentage of the Company’s Common Stock is at least 25% of the Company’s outstanding Common Stock and it continues to own at least 90% of the shares of Common Stock that it owned as of the completion of the December 2012 underwritten public offering (the “2012 offering”), which is approximately 21.2 million shares, (ii) three directors if, TPG Pantera’s ownership percentage is at least 20% but less than 25% of the Company’s outstanding Common Stock and it continues to own at least 70% of the Common Stock that it owned as of the completion of the 2012 offering, which is approximately 16.5 million shares, (iii) two directors, if TPG Pantera’s ownership percentage is at least 15% but less than 20% of the Company’s outstanding Common Stock, and (iv) one director if, TPG Pantera’s ownership percentage is at least 5% but less than 15% of the Company’s outstanding Common Stock. In addition, the Company agreed to constitute each of its board committees as a four member committee and (i) for so long as TPG Pantera’s ownership percentage of the Company’s outstanding Common Stock is equal to or greater than 22.5%, TPG Pantera has the right to have two of its nominated directors appointed to each committee of the Board of Directors, and (ii) for so long as TPG Pantera’s ownership percentage is equal to or greater than 5% but less than 22.5% of the Company’s outstanding Common Stock, TPG Pantera will have the right to have one of its nominated directors appointed to each committee of the Board of Directors. TPG Pantera has no such board nomination or committee appointment rights if its level of ownership of the Company is less than 5%. The current committee members are discussed in the section entitled “Committees and Meeting Data.”

Pursuant to the closing conditions under the Purchase Agreement, on May 31, 2012, the Board of Directors accepted the resignations from the Board of Directors, effective as of the closing of the TPG Pantera investment transaction, of Daniel P. Friedman, Michael J. Lipsey, Leland R. Speed and Troy A. Stovall. Rudolfo Prio-Touzet did not stand for re-election to the board at the 2012 Annual Meeting of Stockholders. On June 4, 2012, the Board of Directors subsequently elected Avi Banyasz, Kelvin L. Davis and Adam S. Metz to fill three of the four vacancies created by such resignations, and, on October 4, 2012, the Board of Directors elected C. William Hosler to fill the fourth vacancy. Messrs. Banyasz, Davis, Metz and Hosler (together, the “TPG Nominated Directors”) will not participate in the Company’s non-employee director compensation program or otherwise be paid director fees by the Company in connection with their service on the Board of Directors. On June 5, 2012, the Company entered into a Management Services Agreement with TPG Management whereby a quarterly monitoring fee will be paid to TPG Management in lieu of any director fees otherwise payable by the Company to the TPG Nominated Directors. An affiliate of TPG Pantera pays each of Messrs. Metz and Hosler an annual fee of $125,000 for their service on the Board of Directors and its committees.

In addition to the foregoing, pursuant to the terms of the Stockholders Agreement, TPG Pantera has the right to consent to any change in the rights and responsibilities of either the Investment Committee or the Compensation Committee of the Board of Directors, which are required to have certain responsibilities specified in the Stockholders Agreement. See “Certain Transactions and Relationships—TPG Pantera Transaction.”

Recent Changes in Management

Richard G. Hickson, Executive Vice President and Chief Financial Officer, resigned from the Company effective May 10, 2012. David R. O’Reilly was appointed to serve as interim Chief Financial Officer effective May 10, 2012 and was appointed Chief Financial Officer effective August 16, 2012, in addition to his duties as Executive Vice President and Chief Investment Officer.

James M. Ingram, Executive Vice President and Chief of Sales and Business Development, resigned from the Company effective August 28, 2012.

Jeremy R. Dorsett was appointed Executive Vice President and General Counsel effective September 10, 2012.

Warren L. Speed, Executive Vice President of the People Department, resigned from the Company effective October 1, 2012.

Mandy M. Pope, Executive Vice President and Chief Accounting Officer, resigned from the Company effective January 25, 2013. O. Darryl Waltman, previously Senior Vice President and Controller of the Company, was appointed Senior Vice President and Chief Accounting Officer effective January 25, 2013.

Director Qualifications and Biographical Information

The biography of each director nominee below contains information regarding that person’s principal occupation, tenure with the Company, business experience, other director positions currently held or held at any time during the past five years, and the specific experience, qualifications, attributes or skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company.

AVI BANYASZ, Age 40	Director since 2012

Mr. Banyasz is a Partner of TPG based in New York and co-leads TPG’s Real Estate Group. Prior to joining TPG in 2011, Mr. Banyasz served as a Managing Principal and member of the investment committee of

Westbrook Partners, a real estate private equity firm. Over Mr. Banyasz’s 13 years at Westbrook, the firm invested approximately $7 billion of equity in approximately $25 billion of real estate transactions. Previously, Mr. Banyasz worked at Bear Stearns & Co. In addition to serving on the Board of Directors of the Company, Mr. Banyasz also serves on the board of M West Properties, Inc. Mr. Banyasz received a Bachelor of Commerce degree, with High Distinction, from the University of Toronto.

Mr. Banyasz is a TPG Nominated Director, as described above, and the Company is required pursuant to the Stockholders Agreement to nominate him for election to the Board of Directors. Mr. Banyasz’s extensive experience in real estate investment allows Mr. Banyasz to provide valuable insight to the Company and its Board of Directors, including with respect to the Company’s investing activities. Mr. Banyasz serves on the Corporate Governance and Nominating Committee and the Investment Committee.

CHARLES T. CANNADA, Age 54	Director since 2010

Mr. Cannada is a private investor and advisor with extensive background in the telecommunications industry. From 1989 to 2000, Mr. Cannada held various executive management positions at MCI (previously WorldCom and earlier LDDS Communications), including Chief Financial Officer from 1989 to 1994 and Senior Vice President in charge of Corporate Development and International Ventures and Alliances from 1995 to 2000. In these roles, Mr. Cannada was involved in numerous merger and acquisition transactions and financing transactions. Prior to joining MCI, Mr. Cannada was in public accounting from 1980 to 1989. Mr. Cannada currently serves on the board of directors for several non-public companies, including Chairman of the Board for Nanoventions, Inc. (a microstructure technology company), and director for First Commercial Bank, Inc. (chairman of the audit committee and a member of the investment/asset liability management committee) and Stadium Wrap America, LLC (a startup athletic banner company). Mr. Cannada serves on the Board of Trustees and executive committee of Belhaven University. He also serves as Chairman and member of the investment committee of the University of Mississippi’s Foundation Board and on the School of Accountancy’s Board of Advisors. Mr. Cannada received a B.B.A. in Accounting from the University of Mississippi.

Mr. Cannada’s extensive experience in the areas of accounting, finance, mergers and acquisitions, capital markets and governance of public companies has equipped him with distinct skills that are beneficial to the Company. As a successful entrepreneur and a board member in several non-public entities, he also brings a non-real estate perspective to the management and strategic planning areas of the Company. Mr. Cannada currently serves on the Audit Committee and as Chair of the Compensation Committee. Since December 1, 2011, Mr. Cannada has served as the Chairman of the Board of Directors and Lead Independent Director.

EDWARD M. CASAL, Age 55	Director since 2011

Mr. Casal has served as a global managing director of Aviva Investors Global Real Estate Multi-Manager Group since April 2008. Aviva’s multi-manager group has over $8 billion in assets under management, with investments in all major regions of the world. Mr. Casal also serves as the chair of the Global Investment Committee and as Portfolio Manager for the firm’s real estate recapitalization and secondary fund. Mr. Casal was a co-founder of Madison Harbor Capital, a real estate fund-of-funds, and served as its Chief Executive Officer from January 2004 through April 2008. He continues to serve as Chairman and Chief Executive Officer of Madison Harbor Balanced Strategies, Inc., a registered investment company. Prior to 2005, Mr. Casal spent 18 years at UBS Investment Bank, and one of its predecessor companies, Dillon, Read & Co. Inc., having served as manager of the real estate business and director of its North American real estate advisory business. Mr. Casal also worked for two years with Goldman Sachs & Co. in the areas of equity research, municipal finance and real estate. Mr. Casal received a B.A. from Tulane University and an M.B.A. from Harvard Business School.

With over 29 years of experience in real estate investment and capital markets, Mr. Casal brings experience in many areas that are beneficial to the Company as it continues its pursuit of real estate investments. Mr. Casal provides valuable insight for the Board of Directors due to his experience in leading a global real estate investment team and his current involvement in the real estate capital markets. Mr. Casal currently serves on the Corporate Governance and Nominating Committee and as Chair of the Investment Committee.

KELVIN L. DAVIS, Age 49	Director since 2012

Mr. Davis is a Senior Partner of TPG and Head of TPG’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. He also co-leads TPG’s Real Estate Group. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm which he co-founded in 1991. Mr. Davis currently serves on the board of directors of Caesars Entertainment Corporation, Catellus Development Corporation, Northwest Investments, LLC (which is an affiliate of ST Residential), Taylor Morrison, Inc. and Univision Communications, Inc. He previously served as a director of Kraton Performance Polymers, Inc., from December 2009 to May 2011, Graphic Packaging Holding Company, from March 2008 to July 2009, and Aleris International, Inc. from December 2006 to August 2009. Mr. Davis received a bachelor’s degree from Stanford University and an M.B.A. from Harvard University.

Mr. Davis is a TPG Nominated Director, as described above, and the Company is required pursuant to the Stockholders Agreement to nominate him for election to the Board of Directors. Mr. Davis’s extensive management experience, board service and experience in the real estate industry allow Mr. Davis to provide valuable insight to the Company and its Board of Directors regarding the Company’s operations and management of its business. Mr. Davis is a member of the Compensation Committee and the Investment Committee.

LAURIE L. DOTTER, Age 52	Director since 2010

Ms. Dotter is the President of Transwestern Investment Group, working as a fiduciary to institutional and private wealth clients, both US and foreign, on specific investment strategies to meet their real estate investment objectives. Prior to assuming this role in 2011, she was a consultant to Transwestern. From 1998 through early 2010, Ms. Dotter served as Senior Vice President of Hunt Realty Investments, a privately owned real estate investment company, establishing a diverse portfolio of both direct real estate investments and investments through real estate operating partnerships. Ms. Dotter serves on the Texas Comptroller’s Investment Advisory Board for the Texas Treasury Safekeeping Trust Company, which manages more than $3 billion in endowment funds, and she formerly served as the Vice Chairman of the Plan Sponsor Council of the National Pension Real Estate Association. From 1993 to 1998, Ms. Dotter served as director of Real Estate Investment for the Teacher Retirement System of Texas where she was responsible for the public pension fund’s $2 billion real estate equity and commercial mortgage portfolio. Early in her career, Ms. Dotter worked for three years in the audit division and for four years in the financial consulting services group of Coopers & Lybrand, with primary assignments in financial institutions and real estate. Ms. Dotter received a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant in the State of Texas.

Ms. Dotter’s experience in the areas of accounting, finance and investments on behalf of private and public funds and operating partnerships are beneficial to the Company as it pursues its investment strategy. Ms. Dotter’s experience representing both public and private investors gives her an understanding of financial objectives and investment perspectives for a variety of investors. Ms. Dotter currently serves as Chair of the Audit Committee and as a member of the Compensation Committee.

JAMES R. HEISTAND, Age 61	Director since 2011

Mr. Heistand is the President and Chief Executive Officer of the Company and has served in that capacity since December 2011. He has served as a Director since June 2011, and served as Executive Chairman of the Board of Directors from June 2011, through November 2011. Prior to joining Parkway, Mr. Heistand founded and served as Chairman of Eola Capital LLC since its inception in 2000. Mr. Heistand served as Chairman of the

DASCO Companies from 1999 until its sale to CNL Retirement Properties in 2004 and as founder and Chairman of Associated Capital Properties from 1989 until its sale to Highwoods Properties, Inc. in 1998. He served on the Board of Directors of Highwoods Properties, Inc. from 1998 to 2000 and served as its senior vice president from 1997 to 1998. Mr. Heistand currently serves on the Board of Directors of United Legacy Bank in Orlando, Florida, and is a member of the chairman’s circle of the real estate advisory board for the Warrington College of Business Administration at the University of Florida. Mr. Heistand graduated from the University of Florida with a B.S. in Real Estate Finance.

Mr. Heistand has more than 25 years of experience in real estate strategic planning, investment, development and asset management. As a real estate entrepreneur, he has a track record of success built on identifying opportunities, assessing risk, structuring transactions with investment partners, and optimizing returns. His significant experience in all areas of real estate operation, financing and investment, as well as his extensive relationships with real estate industry entrepreneurs, investors, owners and financiers are beneficial in implementing the Company’s new strategy.

C. WILLIAM HOSLER, Age 49	Director since 2012

Mr. Hosler currently serves as Chief Financial Officer and a director of Catellus Acquisition Company, LLC, a company engaged in commercial real estate property ownership, management and development. Prior to assuming his current role at Catellus Acquisition Company, LLC in March 2011, Mr. Hosler provided consulting services to Rockwood Capital and TPG, two private investment firms, from November 2008 to March 2011. Mr. Hosler served as Chief Financial Officer of Marcus & Millichap Holding Companies, a privately held investment and real estate services company, from January 2008 to November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 Mr. Hosler was a consultant to and Chief Financial Officer of Mirion Technologies, a privately-held radiation detection, measuring and monitoring company. Mr. Hosler served as Chief Financial Officer of Catellus Development Corporation, a publicly traded real estate company, from 1999 to 2005, and, prior to Catellus, he was Chief Financial Officer of the Morgan Stanley Real Estate Funds where he served on the Investment Committee. Mr. Hosler currently serves as a director of CapitalSource Inc. and CapitalSource Bank, its wholly owned subsidiary. Mr. Hosler received a B.S. from the University of Notre Dame and an M.B.A from the University of Virginia.

Mr. Hosler is a TPG Nominated Director, as described above, and the Company is required pursuant to the Stockholders Agreement to nominate him for election to the Board of Directors. Mr. Hosler’s significant experience in commercial real estate investment and finance, as well as his experience as a Chief Financial Officer of a publicly traded company, allows him to make valuable contributions to the Company and the Board of Directors in these areas. Mr. Hosler serves on the Audit Committee and the Corporate Governance and Nominating Committee.

ADAM S. METZ, Age 51	Director since 2012

Mr. Metz is a Senior Advisor to TPG’s Real Estate Group. Prior to joining TPG in April 2011, Mr. Metz was the Chief Executive Officer of General Growth Properties, Inc. (“GGP”), a publicly traded developer and operator of regional shopping malls, from November 2008 until December 2010, and he served as a director of GGP from November 2005 to December 2010. Mr. Metz served as Lead Director and as a member of the Audit and Compensation Committees of GGP’s board of directors prior to becoming its Chief Executive Officer. In April 2009, GGP and certain of its affiliates filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code. While in Chapter 11, GGP was able to successfully restructure its obligations and preserve equity value. GGP emerged from Chapter 11 in November 2010. Mr. Metz previously has served as a member of the board of directors of Bally Total Fitness, a national operator of health clubs, and a member of the board of trustees of AMLI Residential Properties Trust, a publicly traded multifamily REIT. Mr. Metz received a Masters of Management degree from Northwestern University and a B.S. from Cornell University.

Mr. Metz is a TPG Nominated Director, as described above, and the Company is required pursuant to the Stockholders Agreement to nominate him for election to the Board of Directors. Mr. Metz’s experience leading publicly traded real estate companies allows him to provide valuable insight to the Company and its Board of Directors regarding the Company’s operations and management of its business. Mr. Metz is a member of the Audit Committee and the Compensation Committee.

BRENDA J. MIXSON, Age 60	Director since 2009

Ms. Mixson has served since 2011 as managing director of C-III Capital Partners LLC, a commercial real estate investment management company that was formed and is controlled by Island Capital Group LLC. Prior to that, Ms. Mixson served as managing director of Island Capital Group LLC since 2003. Ms. Mixson is also the owner and operator of M. T. Bottles, LLC, a grape-growing and wine production and sales company. Ms. Mixson has been involved in banking, financial institutions and commercial real estate investment and management for over 25 years. She has previously served as Chief Financial Officer of First Union Real Estate Equity and Mortgage Investments, a publicly traded REIT now known as Winthrop Realty Trust, Chief Operating Officer of Prime Capital Holding, LLC, a real estate finance company, and a member of the board of directors of AvalonBay Communities, Inc., a publicly traded multifamily REIT, with service on audit, compensation and investment committees. Ms. Mixson graduated from the University of Minnesota with a B.S. in Economics.

Ms. Mixson’s experience in finance, investment management and capital markets transactions, as well as her previous service as a chief financial officer, chief operating officer and a member of key committees of public companies, allows her to provide valuable insight to the Company and its Board of Directors in these areas. Ms. Mixson serves on the Investment Committee and as Chair of the Corporate Governance and Nominating Committee.

Independence

The Board of Directors, on recommendation of the Corporate Governance and Nominating Committee, has determined that each current director and nominee, other than Mr. Heistand, and each director who served during any part of the last completed fiscal year, other than Messrs. Leland Speed and Michael Lipsey, is or was “independent” as defined by the NYSE listing standards.

Stockholder Communication with the Board of Directors

Effective December 1, 2011, the Board of Directors appointed Mr. Cannada as Chairman of the Board of Directors and “Lead Independent Director.” Stockholders and other parties interested in communicating directly with the Chairman or with the non-management directors as a group may do so by writing to Chairman of the Board, Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801. Correspondence so addressed will be forwarded directly to the Chairman.

Leadership Structure

Mr. Cannada serves as the Chairman of the Board of Directors and has served in that capacity since December 1, 2011. Mr. Heistand serves as the President and Chief Executive Officer and has served in that capacity since December 1, 2011. The Company’s Bylaws permit the chairman to serve as chief executive officer; however the Board of Directors has determined that separating these positions is currently in the best interest of the Company and the Company’s stockholders, as the Board of Directors believes that a separation of these roles fosters clear accountability and effective decision-making. The Company’s Corporate Governance Guidelines require the separation of the offices of chairman of the board and chief executive officer, except on an interim basis.

The Board of Directors believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including the risks it faces, with an independent Chairman and through the composition of the Company’s Board of Directors, the strong leadership of the independent directors and the independent committees of the Company’s Board of Directors, as well as the other corporate governance structures and processes already in place. Eight of the nine current nominees to the Company’s Board of Directors are non-management Directors and are independent under the NYSE listing standards. All of the Company’s directors are free to suggest the inclusion of items on the agenda for meetings of the Company’s Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, the Board of Directors and each committee have complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board of Directors also holds regularly scheduled executive sessions of only non-management Directors, led by the Chairman, in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee, all of which are comprised entirely of independent directors, also perform oversight functions independent of management.

Risk Oversight

The Board of Directors plays an important role in the risk oversight of the Company. The Board of Directors is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to the risks that the Company faces, including, among others, market conditions, tenant concentration and credit worthiness, leasing activity and expirations, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against the Company and various other matters relating to the Company’s business, (2) the review and assessment of risk relative to insurance coverage for the Company’s operating activities and financial investments, (3) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings and the appointment and retention of the Company’s senior management, (4) the direct oversight of specific areas of the Company’s business by the Compensation, Audit, and Corporate Governance and Nominating Committees, and (5) periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of the Company as a REIT for tax purposes and the Company’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company to its attention.

Committees and Meeting Data

The Board of Directors has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Each member of each of these committees is “independent” as that term is defined in the NYSE listing standards. The Board of Directors has adopted a written charter for each of these committees, which is available on the Company’s website at www.pky.com under “Investors.”

The Audit Committee of the Board of Directors currently consists of Ms. Dotter (Chair), Mr. Cannada, Mr. Metz and Mr. Hosler. The Audit Committee held seven meetings during the year ended December 31, 2012. The Audit Committee oversees the financial reporting of the Company, including the audit by the Company’s independent registered public accounting firm. Each member of the Audit Committee has been designated as an “Audit Committee financial expert” in accordance with SEC rules and regulations and the Board of Directors has determined that each member has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

The Compensation Committee of the Board of Directors currently consists of Mr. Cannada (Chair), Ms. Dotter, Mr. Metz and Mr. Davis. The Compensation Committee met seven times during the year ended December 31, 2012. The Compensation Committee’s function is to review and recommend to the Board of

Directors appropriate executive compensation policy and compensation of the Company’s directors and officers. The Compensation Committee also reviews and makes recommendations with respect to executive and employee benefit plans and programs.

The Corporate Governance and Nominating Committee currently consists of Ms. Mixson (Chair), Mr. Banyasz, Mr. Casal and Mr. Hosler. The Corporate Governance and Nominating Committee met 12 times during the year ended December 31, 2012. As set forth in its Charter, the responsibilities of the Corporate Governance and Nominating Committee include assessing board membership needs and identifying, screening, recruiting and presenting director candidates to the Board of Directors, implementing policies regarding corporate governance matters, making recommendations regarding committee memberships and evaluating the Board of Directors and management.

In addition, the Board of Directors has a standing Investment Committee. The Investment Committee provides oversight and discipline to the investment process, among other things. The Company’s management outlines investment opportunities in written reports for the Investment Committee based on detailed research and analyses. The Investment Committee meets with the Company’s management, reviews each submission thoroughly, and approves or denies acquisition and disposition recommendations between regularly scheduled meetings of the Board of Directors. The Investment Committee currently consists of Mr. Casal (Chair), Mr. Banyasz, Mr. Davis and Ms. Mixson. The Investment Committee met 12 times during the year ended December 31, 2012.

During the year ended December 31, 2012, the full Board of Directors met 16 times. Each director attended at least 75% of the total number of meetings of the Board of Directors held during 2012 (and following his or her appointment, if appointed in 2012) and at least 75% of the total number of meetings held during 2012 by all committees of the Board of Directors on which he or she served during the period of his or her service, with the exception of Mr. Hosler. Mr. Hosler joined the board of directors in October 2012, and previous commitments prohibited him from attending at least 75% of meetings held during the period following his appointment. The Company’s Corporate Governance Guidelines provide that all Directors are expected to regularly attend all meetings of the Board of Directors and the committees of the Board of Directors on which he or she serves. In addition, each director is expected to attend the Annual Meeting of Stockholders. In 2012, eight of the nine directors at the time of the Annual Meeting of Stockholders attended the meeting.

Nominating Procedures

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination. In identifying suitable candidates for nomination as a director, the Corporate Governance and Nominating Committee will consider the needs of the Board of Directors and the range of skills and characteristics required for effective functioning of the Board of Directors. In evaluating such skills and characteristics, the Corporate Governance and Nominating Committee may take into consideration such factors as it deems appropriate, including those included in the Corporate Governance Guidelines, which are available on the Company’s website (www.pky.com) under “Investors.” The Corporate Governance and Nominating Committee will consider nominees suggested by incumbent board members, management, stockholders and, in certain circumstances, outside search firms.

Notwithstanding the foregoing, as described above, TPG Pantera has the right to nominate up to four directors to the Company’s Board of Directors and up to two directors for each committee of the Board of Directors based on its level of ownership in the Company, for so long as it owns 5% or more of the Company’s outstanding Common Stock. The Company is required pursuant to the Stockholders Agreement to nominate for election to the Board of Directors any such individuals selected by TPG Pantera, provided that the Company has no obligation to nominate, elect or appoint any TPG Nominated Director if such nomination, election or appointment would violate applicable law or result in a breach by the Board of Directors of its fiduciary duties to its stockholders.

The Company does not have a formal policy regarding diversity of membership of the Board of Directors or otherwise require that the composition of the Board of Directors include individuals from any particular background or who possess specific attributes; however, the Corporate Governance Guidelines recognize the value of having a board that encompasses a broad range of skills, expertise, contacts, industry knowledge and diversity of opinion (the Board of Directors has not attempted to define “diversity”). The Corporate Governance and Nominating Committee will continue to consider whether it would be appropriate to adopt a policy or guidelines regarding board diversity or define diversity as it relates to the composition of the Board of Directors.

The Corporate Governance and Nominating Committee will consider written recommendations for potential nominees suggested by stockholders. Any such person will be evaluated in the same manner as any other potential nominee for director. Any suggestion for a nominee for director by a stockholder should be sent to the Company’s Secretary at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, within the time periods set forth under the heading “About the Meeting – How do I submit a proposal for the 2014 Annual Meeting?” above.

Compensation Committee Interlocks

As noted above, the Compensation Committee is comprised of four independent directors: Messrs. Cannada, Davis and Metz and Ms. Dotter. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors, nor has such interlocking relationship existed in the past.

Compensation of Directors

Under the Company’s current director compensation program, each non-employee director, with the exception of the four TPG Nominated Directors, as discussed below, will be paid an annual cash retainer of $55,000 payable ratably on a quarterly basis. In addition, these directors also will receive an annual equity award in connection with their election to the Board of Directors at the annual meeting of stockholders, which will consist of shares of the Company’s Common Stock with a value of $55,000 as of the date of grant. A director who is appointed to the Board of Directors outside of the annual meeting of stockholders will receive a prorated amount of the equity award and cash retainer. Additionally, a new director will receive, upon initial election or appointment as a non-employee director, a stock award of 600 shares of Common Stock. The Company’s director compensation program may be revised by the Board of Directors from time to time. If the 2013 Equity Plan is approved by stockholders, the Company plans to issue these equity awards under the 2013 Equity Plan. On March 14, 2013, the Board of Directors approved an additional annual retainer for a non-executive Chairman of the Board of $10,000.

In addition, under the Company’s director compensation program, the chairperson of the Audit Committee will receive an annual cash retainer of $20,000, the chairperson of the Compensation Committee will receive an annual cash retainer of $15,000 and the chairpersons of the Investment Committee and Corporate Governance and Nominating Committee will each receive an annual cash retainer of $10,000. Each non-employee director will be paid $1,500 for each board meeting attended. The Audit Committee chairperson will receive $2,000 for each Audit Committee meeting attended, and other members of the Audit Committee will receive $1,500 for each Audit Committee meeting attended. Members of all other committees will receive $1,000 for each meeting attended. In each case, non-employee directors also will be reimbursed for expenses incurred in connection with attendance at each meeting.

Notwithstanding the foregoing, the Company will not make grants of awards or otherwise pay compensation to any TPG Nominated Director. On June 5, 2012, the Company entered into a Management Services Agreement with TPG Management whereby a quarterly monitoring fee will be paid to TPG Management in lieu of any director fees otherwise payable by the Company to the TPG Nominated Directors. An affiliate of TPG Pantera pays Messrs. Metz and Hosler an annual fee of $125,000 for their service on the Company’s Board of Directors and committees.

Mr. Heistand does not receive any compensation for serving the Company as a member of the Board of Directors or any of its committees. In 2012, Leland R. Speed received cash compensation of $128,046 for his service as Chairman Emeritus through the resignation of his employment on August 27, 2012, which followed his prior resignation from the Board of Directors effective with the closing of the TPG Pantera transaction. Upon his departure, the Company paid Mr. Speed $373,750 under the terms of his Change in Control Agreement and entered into a Consulting Agreement with Mr. Speed whereby he will receive a monthly payment of $20,996 for a period of 50 months.

The Company’s non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Avi Banyasz(3)	$—	$—	—	$—
Charles T. Cannada	$90,250	$37,508	—	$127,758
Edward M. Casal	$79,125	$37,508	—	$116,633
Kelvin L. Davis(3)	$—	$—	—	$—
Laurie L. Dotter	$94,000	$37,508	—	$131,508
Daniel P. Friedman(4)	$51,125	$37,508	—	$88,633
C. William Hosler(3)	$—	$—	—	$—
Michael J. Lipsey(4)	$40,750	$37,508	—	$78,258
Adam S. Metz(3)	$—	$—	—	$—
Brenda J. Mixson	$97,500	$37,508	—	$135,008
Troy A. Stovall(4)	$47,500	$37,508	—	$85,008
Rudolfo Prio-Touzet(5)	$22,361	$—	—	$22,361

(1)	Represents the grant date fair value of the award determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. All directors received 3,721 shares of Common Stock as part of their annual retainer upon re-election to the Board of Directors at the 2012 Annual Meeting of Stockholders.
(2)	No stock options were granted in 2012. No non-employee director held stock options at December 31, 2012.
(3)	As discussed above, the four TPG Nominated Directors do not receive remuneration directly from the Company. An affiliate of TPG Pantera pays Messrs. Metz and Hosler an annual fee of $125,000 for their service on the Board of Directors and committees.
(4)	As described above, Messrs. Friedman, Lipsey and Stovall resigned from the Board of Directors effective as of the closing of the TPG Pantera transaction.
(5)	Mr. Prio-Touzet did not stand for re-election to the Board of Directors at the 2012 Annual Meeting of Stockholders.

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

In accordance with the Bylaws of the Company, the Board of Directors has by resolution fixed the number of directors to be elected at the Meeting to nine directors. All nine positions on the Board of Directors are to be filled by the vote of the stockholders at the Meeting. Each person so elected shall serve until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified.

The nominees for director are: Avi Banyasz, Charles T. Cannada, Edward M. Casal, Kelvin L. Davis, Laurie L. Dotter, James R. Heistand, C. William Hosler, Adam S. Metz and Brenda J. Mixson. All nominees are currently serving as directors of the Company. Mr. Cannada, Mr. Casal, Ms. Dotter, Mr. Heistand and Ms. Mixson were elected at the 2012 Annual Meeting of Stockholders. Mr. Banyasz, Mr. Davis and Mr. Metz joined the Board of Directors on June 5, 2012, and Mr. Hosler joined the Board of Directors October 4, 2012, in each case subsequent to the closing of the TPG Pantera transaction, as discussed above under the heading “Recent Changes in the Board of Directors.”

Unless instructed otherwise, proxies will be voted FOR the nominees listed above. Information regarding the director nominees can be found under the heading “Corporate Governance and Board Matters – Director Qualifications and Biographical Information.”

The Board of Directors recommends that you vote FOR all nine nominees.

Proposal 2 – Advisory Vote on the Ratification of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment of the independent registered public accounting firm engaged by the Company. The Audit Committee has appointed Ernst & Young LLP as independent auditors for 2013 and the Board of Directors recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in the Company’s best interests and the best interests of its stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

On March 28, 2012, the Audit Committee dismissed KPMG LLP as the Company’s independent registered public accounting firm and approved the engagement of Ernst & Young LLP, effective upon dismissal of KPMG LLP. During the Company’s fiscal year ended December 31, 2011 and in the subsequent interim period through March 28, 2012, the Company did not consult with Ernst & Young LLP regarding any matters described in Items 304(a)(2)(i) and 304(a)(2)(ii) of Regulation S-K. Ernst & Young LLP was previously engaged by the Company for the audit of the consolidated financial statements of the Company and its subsidiaries from 1986 to 2007.

During the Company’s two fiscal years ended December 31, 2011, and in the interim period between December 31, 2011 and March 28, 2012, there were no disagreements between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the matter of the disagreement in connection with their reports.

The audit reports of KPMG LLP on the consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2011 and 2010, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG LLP on the effectiveness of internal control over financial reporting as of December 31, 2011 and 2010 did not contain any adverse opinion disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the Company’s two fiscal years ended December 31, 2011 or in the subsequent interim period through March 28, 2012.

KPMG LLP has indicated to the Company that it concurs with the foregoing statements contained in the third, fourth and fifth paragraphs above as they relate to KPMG LLP and has furnished a letter to the Securities and Exchange Commission to this effect. A copy of the letter from KPMG LLP is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 3, 2012.

Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

The “Audit Committee Matters” section of this Proxy Statement contains additional information regarding the independent auditors, including a description of the Audit Committee’s Policy for Pre-Approval of Audit and Permitted Non-Audit Services and a summary of Auditor Fees and Services.

The Board of Directors recommends that you vote FOR the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the 2013 fiscal year.

Proposal 3 – Advisory Vote on Executive Compensation

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is asking its stockholders to provide an advisory, nonbinding vote to approve the compensation awarded to the Company’s Named Executive Officers, as the Company has described it in the “Compensation of Executive Officers” section of this Proxy Statement.

As described in detail under the heading “Compensation Discussion and Analysis,” the Company seeks to closely align the interests of the Company’s Named Executive Officers with the interests of its stockholders. The Company’s compensation programs are designed to reward its Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

You may vote for or against the following resolution, or you may abstain. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and procedures described in this Proxy Statement.

Accordingly, the Company asks its stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation awarded to the Company’s Named Executive Officers for 2012, as disclosed under SEC rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this Proxy Statement.”

While this is an advisory vote and is not binding on the Company, the Board of Directors and the Compensation Committee expect to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation decisions.

The Board of Directors recommends a vote FOR the resolution approving the Company’s 2012 executive compensation.

Proposal 4 – Ratify adoption of the 2013 Omnibus Equity Incentive Plan

Summary of the 2013 Omnibus Equity Incentive Plan

On December 19, 2012, the Board of Directors adopted the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “2013 Equity Plan”) upon the recommendation of the Compensation Committee, subject to approval by the Company’s stockholders. The Board of Directors believes that approval of the 2013 Equity Plan is in the best interests of the Company and its stockholders because it will provide incentive compensation to promote the growth and success of the Company and Parkway Properties LP, the Company’s operating partnership (the “Operating Partnership”), by aligning the interests of plan participants with those of the Company’s stockholders and to attract, retain, and reward employees, directors and consultants of the Company.

If approved by the stockholders, the 2013 Equity Plan will replace the 2010 Omnibus Equity Incentive Plan, as amended (the “2010 Plan”), with respect to future awards. Under the 2010 Plan, 354,088 shares of Common Stock remained available for grant as of March 21, 2013 (without giving effect to additional shares of Common Stock that may become available upon the future cancellation, forfeiture or expiration of outstanding awards or settlement of awards in cash rather than in shares). Since December 31, 2012, no grants have been made under the 2010 Plan, and if the stockholders approve the 2013 Equity Plan, no grants will be made with respect to any of the shares remaining under the 2010 Plan, nor with respect to any shares that may later become available under the 2010 Plan for any reason such as cancellation, forfeiture or expiration of outstanding grants.

On March 2, 2013, the Compensation Committee approved the grant of an aggregate of 1,850,000 stock options, 114,443 LTIP units and 173,947 restricted stock units under the 2013 Equity Plan to certain of the Company’s employees and executive officers as detailed below in the table under the heading “New Plan Benefits.” If the Company’s stockholders do not approve the 2013 Equity Plan by December 19, 2013, these grants automatically will terminate and be forfeited. When these new awards are combined with the Company’s other outstanding equity awards, the Company had outstanding under all of its plans as of March 21, 2013 an aggregate of 550,272 shares of restricted stock, restricted stock units, LTIP units and deferred incentive share units and an aggregate of 1,850,000 stock options with an exercise price of $17.21 and a remaining term of 10 years.

In addition, pursuant to the Company’s non-employee director compensation policy and subject to the approval of the 2013 Equity Plan by the Company’s stockholders at the Meeting, the Board of Directors intends to award fully vested shares of Common Stock under the 2013 Equity Plan to the Company’s non-employee directors as detailed below in the table under the heading “New Plan Benefits.”

A summary of the material terms of the 2013 Equity Plan is set forth below. The summary is qualified in its entirety by reference to the full text of the plan, which is attached as Appendix A and incorporated by reference into this proposal.

Key Features of the 2013 Equity Plan

As described below, the 2013 Equity Plan generally provides for:

•	the granting of stock options or stock appreciation rights only at an exercise price not less than the fair market value of a share of Common Stock on the grant date;

•	a ten-year maximum term for options and stock appreciation rights;

•	no vesting in dividend equivalent rights granted with respect to a performance-based award unless the underlying award vests;

•	no repricing options or stock appreciation rights; and

•	no reload or “evergreen” share replenishment features.

Purpose, Administration, Background

The purposes of the 2013 Equity Plan are to promote the growth and success of the Company and the Operating Partnership by aligning the interests of plan participants with those of the Company’s stockholders and to attract, retain, and reward employees, directors and consultants of the Company.

The Compensation Committee will administer the 2013 Equity Plan. The Compensation Committee will have sole discretion to select the recipients of awards, establish the terms of awards, interpret the plan, and amend awards, all subject to the terms of the 2013 Equity Plan. The Compensation Committee may delegate ministerial duties and authority to interpret the 2013 Equity Plan and respond to claims to a Senior Vice President or an Executive Vice President, provided that the Compensation Committee may not delegate authority to (1) grant or amend awards that are (a) held by individuals who are subject to Section 16 of the Exchange Act, (b) intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code or (c) held by officers of the Company or directors to whom authority to grant or amend awards has been delegated, or (2) with respect to the certification of the satisfaction of performance goals.

The 2013 Equity Plan permits the grant of the following types of awards: (1) stock options, including nonstatutory stock options and incentive stock options (“ISOs”); (2) stock appreciation rights; (3) restricted shares; (4) restricted share units; (5) profits interest units; (6) dividend equivalent rights; and (7) other forms of awards payable in or denominated by reference to shares of Common Stock.

All of the employees of the Company and the Operating Partnership, employees of certain subsidiaries of the Company, non-employee directors of the Company (excluding the TPG Nominated Directors) and any consultants or advisors to the Company and the Operating Partnership are eligible to participate in the 2013 Equity Plan. As of the record date for the Meeting, the Company had approximately 305 employees (including five Named Executive Officers) and four non-employee directors who would be eligible to participate in the 2013 Equity Plan. As described above, the Company’s remaining four non-employee directors are the TPG Nominated Directors who do not participate in the Company’s non-employee director compensation program and are not otherwise paid director fees by the Company in connection with their service on the Board of Directors.

The 2013 Equity Plan became effective on December 19, 2012, subject to approval by the Company’s stockholders.

The 2013 Equity Plan permits the grant of awards with respect to an aggregate of 3,250,000 shares of Common Stock, with the maximum aggregate number of shares available for issuance in settlement of full value awards (i.e., awards other than options and stock appreciation rights) of 1,250,000 and the maximum aggregate number of shares available for issuance in settlement of options and stock appreciation rights of 2,000,000. The maximum number of shares that may be issued pursuant to incentive stock options is 2,000,000, and the maximum number of shares that may be made subject to awards granted in a calendar year to an individual participant is 1,250,000. If an award is cancelled, forfeited or expires unvested or unexercised, or is settled in cash rather than in shares of Common Stock, then the shares covered by the portion of the award that is so cancelled, forfeited, expired or settled will again become available for award under the plan. Shares repurchased by the Company at the same price paid by a participant will also become available for award under the plan, and the payment of dividend equivalents in cash in conjunction with any outstanding awards will not count against the Share Limit. Conversely, shares tendered in payment of an exercise or purchase price, tendered or retained to satisfy the Company’s tax withholding obligation, not issued upon exercise of a stock appreciation right to which they are subject and shares purchased in the open market with cash proceeds of option exercises will not be available for re-issuance under the plan. No shares may be made subject to a grant if that would cause an incentive stock option to fail to qualify as such under the tax code.

Full value awards (i.e., awards other than options and stock appreciation rights) must become vested over a period of three years or longer, except that any full value awards subject to performance-based vesting must become vested over a period of one year or longer. The Compensation Committee may waive vesting requirements upon a participant’s death, disability, retirement or other specified termination of service or upon a change in control.

Fair Market Value Determination

For so long as the Common Stock remains listed on the New York Stock Exchange (or any other established securities exchange), listed on any national market system or listed, quoted or traded on any automated quotation system, the fair market value of a share of Common Stock will be the closing sales price for a share as quoted on such exchange or system for such date. If there is no reported closing price on such date, the fair market value of a share of Common Stock will be the closing price of the stock on the last preceding date for which such quotation exists.

If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, the fair market value of a share of Common Stock will be the mean of the high bid and low asked prices for such date. If there are no high bid and low asked prices on such date, the fair market value of a share of Common Stock will be the mean of the high bid and low asked prices on the last preceding date for which such information exists.

If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, the Compensation Committee will determine the fair market value in good faith.

On March 28, 2013, the closing price on the NYSE of the Common Stock was $18.55 per share.

Restricted Share and Restricted Share Units

A restricted share award is an award of shares of Common Stock in which the recipient’s interest is forfeitable upon grant and will become nonforfeitable only if vesting conditions established by the Compensation Committee are satisfied. A restricted share unit award obligates the Company to issue a specified number of shares of Common Stock (or their cash equivalent) in the future if vesting conditions established by the Compensation Committee are satisfied. The Compensation Committee determines the number of shares covered by an award of restricted shares or restricted share units and establishes the terms of the award, including the vesting conditions for the award. The vesting conditions may relate to the continuance of the recipient’s employment, the satisfaction of specified performance goals (relating to the Company, a unit of the Company, or the recipient) within a specified period, or other factors, or a combination of factors. A participant will forfeit a restricted share or restricted share unit award to the extent its vesting conditions are not satisfied within the period established by the Compensation Committee.

Restricted shares will carry voting and dividend rights unless the Compensation Committee provides otherwise in the award agreement, or unless the vesting of the restricted shares is subject to a performance condition, in which case no dividend will be payable unless the performance condition is satisfied. A restricted share unit award does not carry voting or dividend rights, but the Compensation Committee may provide in the award agreement for the payment of dividend equivalents if the award’s vesting conditions are satisfied.

Performance Goals

The 2013 Equity Plan is designed to permit the Compensation Committee to grant awards to covered executive officers that will constitute qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1,000,000 paid by a publicly traded corporation to its principal executive officer or any of the three other most highly compensated officers (excluding the principal financial officer), as determined in accordance with the applicable rules under the Exchange Act. Under the Internal Revenue Code, however, there is no limitation on the deductibility of compensation paid to such officers, who are referred to as “covered executive officers,” that represents qualified performance-based compensation as determined under the Internal Revenue Code. To constitute qualified performance-based compensation, the compensation paid by the Company to its covered executive officers must be paid solely on account of the achievement of one or more objective performance goals established in writing by the Compensation Committee while the achievement of such goals is substantially uncertain. Performance goals may be based on one or more performance measures consisting of business criteria that apply to the covered executive officer, a business unit or the Company, a subsidiary or other affiliate on an individual or a consolidated basis, but need not be based on an increase or positive result under the business criteria selected. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if the performance goal is achieved.

The 2013 Equity Plan authorizes the establishment of performance goals on an objective test of performance based on one or more of the following criteria: revenue; earnings; net earnings; operating earnings; earnings before taxes; earnings before income tax expense, interest expense, and depreciation and amortization expense (“EBITDA”); earnings per share of Common Stock; stock price; costs; return on equity; return on assets; assets management; asset quality; asset growth; budget achievement; net operating income (“NOI”); average occupancy; year-end occupancy; funds from operations (“FFO”); adjusted funds from operations (“AFFO”); funds available for distribution (“FAD”); dividend or FAD payment; total shareholder return on an absolute basis or a relative basis measured against comparable peers or a real estate index; leverage ratios; capital expenditures;

customer satisfaction survey results; property operating expense savings; design, development, permitting, or other progress on designated properties; third-party fee generation; leasing goals; goals relating to acquisitions or divestitures, targeted financing, or capital market objectives; lease retention; liability management; credit management; certain levels of operating expense; growth in assets, unit volume, revenue, sales, or market share; or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, or cost targets.

Performance goals may be established for the Company as a whole, on a per share basis, or for the Company’s various properties, groups, divisions, or subsidiaries or the Operating Partnership, or a combination of them. Performance goals may be based on absolute performance or on performance relative to performance of unrelated businesses specified by the Compensation Committee, on other external measures of the selected performance criteria, or on comparison to any prior period or to budget or target.

The Compensation Committee may reserve discretion to decrease the amount of an outstanding award or the extent to which it is exercisable or payable, but does not have discretion to increase the amount of an outstanding award.

Stock Options

A stock option is the right to purchase shares of Common Stock at a fixed exercise price during a fixed period of time. The 2013 Equity Plan permits the grant of nonstatutory options and options that qualify as ISOs for tax purposes. The Compensation Committee establishes the number of shares covered by each option and the exercise price per share, which cannot be less than the fair market value of a share of Common Stock on the date of grant, or 110% of the fair market value of a share of Common Stock on the date of grant in the case of an ISO granted to a ten percent shareholder. An option will become vested and exercisable at such times and subject to such conditions as the Compensation Committee determines but will not be exercisable later than ten years after grant, or five years after grant in the case of an ISO granted to a ten percent shareholder. The Compensation Committee will specify in an award agreement whether, and if so, the extent to which a stock option remains exercisable after the termination of the participant’s employment or service with the Company and its subsidiaries.

The exercise price of an option must be paid upon exercise in a form of payment prescribed by the Compensation Committee. The Compensation Committee may provide for any form of payment it finds appropriate, including payment in cash, tender of shares of Common Stock, and retention by the Company of shares otherwise issuable on the option exercise having a fair market value at exercise equal to the option exercise price.

To the extent that the aggregate fair market value of shares of Common Stock determined on the date of grant with respect to which ISOs are exercisable for the first time during any calendar year exceeds $100,000, the stock option will be treated as a nonstatutory stock option.

Stock Appreciation Rights

A stock appreciation right entitles the recipient to payment from the Company on the exercise date of an amount equal to any excess of the fair market value of a share of Common Stock on the exercise date over the exercise price for the stock appreciation right, multiplied by the number of shares covered by the exercise. The Compensation Committee establishes the number of shares covered by each stock appreciation right and the exercise price per share, which cannot be less than the fair market value of a share of Common Stock on the date of grant. A stock appreciation right will become vested and exercisable at such times and subject to such conditions as the Compensation Committee determines but will not be exercisable later than ten years after grant. The Compensation Committee will specify in an award agreement whether, and if so, the extent to which a stock appreciation right remains exercisable after the termination of the participant’s employment or service with the Company and its subsidiaries. The Company may settle the amount due on exercise of a stock appreciation right by payment in cash or the issuance of shares of Common Stock, or in a combination of cash and shares, as the Compensation Committee determines.

Profit Interest Units (LTIP Units)

A profit interest unit, or LTIP unit, is a unit of limited partnership interest in the Operating Partnership that is intended to constitute a “profits interest” within the meaning of the Internal Revenue Code. Profits interests may be issued only to participants for the performance of services to or for the benefit of the Operating Partnership in the participant’s capacity as a partner of the Operating Partnership or as otherwise determined by the Compensation Committee. An LTIP unit will become vested at such times and subject to the limited partnership agreement of the Operating Partnership and such additional conditions as the Compensation Committee may determine.

Dividend Equivalents

A dividend equivalent is the right to receive the equivalent value (in cash or Common Stock) of dividends paid on shares of Common Stock during the term of the award. A recipient of dividend equivalents will receive credits as of each dividend payment date during the period of the award as if the underlying shares of Common Stock had been then held by the recipient. Dividend equivalents may be granted by the Compensation Committee alone or in tandem with another award, provided that no dividend equivalents may be paid with respect to options or stock appreciation rights. Dividend equivalents credited to the recipient may be converted to cash or additional shares of Common Stock in accordance with such formula and at such time, and subject to such limitations, as may be determined by the Compensation Committee. Dividend equivalents granted with respect to shares of Common Stock covered by an award subject to performance-based vesting may only be paid at such time or times, and only to the extent that, such performance-based vesting conditions are satisfied.

Other Forms of Award

The 2013 Equity Plan permits the grant of other forms of award that provide for the issuance of shares of Common Stock, or that are denominated in or measured by the fair market value of a share of Common Stock, or that provide for payment in shares of Common Stock rather than cash under a bonus or incentive plan of the Company. The Compensation Committee will determine the terms and conditions of any such award.

Grants to Non-employee Directors

The 2013 Equity Plan permits the grant of awards to directors of the Company who are not employees of the Company or its subsidiaries, provided the grants are made in accordance with a nondiscretionary formula established by the Board of Directors. Notwithstanding the terms of any such nondiscretionary formula, awards to a non-employee director in any calendar year may not exceed $1 million in aggregate grant date fair value.

Adjustment in Authorized Shares and to Awards

The 2013 Equity Plan provides that, in the event of a change in the capitalization of the Company, a corporate transaction involving the Company, or a reorganization or liquidation of the Company, the Compensation Committee will adjust the number and class of shares of Common Stock remaining available for awards under the plan, the numbers of shares subject to outstanding awards, the exercise prices under outstanding awards, and the limits on awards, in a manner the Compensation Committee determines equitable, to prevent dilution or enlargement of benefits under the plan.

Forfeiture on Misconduct; Recoupment

Under the 2013 Equity Plan, a participant will forfeit all rights under outstanding awards if the Compensation Committee determines that the participant’s behavior constitutes misconduct as defined in the plan. The 2013 Equity Plan permits the Compensation Committee to provide in an award agreement or in a policy applicable to awards under the plan that, under specified conditions, a participant will be obliged to return to the Company amounts paid and shares of Common Stock distributed under the plan. By way of illustration, the specified conditions may include the occurrence of an error in financial reporting resulting in payment of excess performance-based compensation. In addition to the foregoing, all awards (and benefits derived therefrom) will be subject to any claw-back policy implemented by the Company, including any such policy implemented to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations.

Change in Control

If the Company experiences a change in control in which outstanding awards under the 2013 Equity Plan will not be assumed, continued or replaced with equivalent awards by the surviving entity, then the Compensation Committee may determine in its sole discretion that (i) all outstanding stock options and stock appreciation rights will immediately vest and become exercisable, and (ii) all restrictions and other conditions applicable to any outstanding restricted shares, restricted share units and other share-based awards, including any vesting requirements, will immediately lapse and any performance goals relevant to such award will be deemed to have been achieved at the target level, with all such awards becoming free from restrictions and, with respect to restricted share units, becoming payable immediately or otherwise upon the earliest permissible date. Alternatively, the Compensation Committee may determine to cancel such awards and pay the participants cash, property or a combination of cash and property equal to the net value the holders of such cancelled awards otherwise would have received pursuant to the change in control. If any participant is terminated other than for cause (as defined in the 2013 Equity Plan) or terminates his or her employment for good reason (as defined in the 2013 Equity Plan) within two years of a change in control, any awards of such participant that were assumed, continued or replaced by the surviving entity automatically will be given the treatment described in the first sentence of this paragraph.

In summary, a change in control under the 2013 Equity Plan occurs if:

(i)	a person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 45% or more of the combined voting power of the Company’s then- outstanding securities;

(ii)	the Company closes on a merger or consolidation transaction (other than as results in the Company’s voting securities before the transaction continuing to represent more than 55% of the combined voting power of the securities of the surviving entity);

(iii)	the Company closes on the sale or disposition of all or substantially all of the Company’s assets; or

(iv)	during any consecutive 12-month period, individuals who, at the beginning of such period constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof (with the TPG Nominated Directors being considered members of the Incumbent Board), provided that the Company’s Chief Executive Officer on the date of the initial adoption of the 2013 Equity Plan by the Board of Directors will not be counted in determining the number of directors in office or the number of directors that cease to be a director.

The Compensation Committee retains full and final authority to determine whether a change in control has occurred, the date of a change in control and any matters incidental to a change in control.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution. Awards requiring exercise are exercisable during the lifetime of a participant only by the participant or, in the event the participant becomes legally incompetent, by the participant’s guardian or legal representative.

Amendment and Termination

The Board of Directors may amend, suspend or terminate the 2013 Equity Plan at any time, except that no amendment may be made without stockholder approval if applicable law or stock exchange rules would require stockholder approval for the amendment, or the amendment would allow the grant of options or stock appreciation rights at an exercise price below market value at date of grant.

If stockholder approval of the 2013 Equity Plan is not obtained within 12 months of initial adoption of the plan by the Company’s Board of Directors (i.e., by December 19, 2013), any awards granted under the plan will be automatically cancelled. No incentive stock option may be awarded under the 2013 Equity Plan after the tenth anniversary of the plan’s adoption by the Company’s Board of Directors.

Prohibition against Repricing

Except for adjustments in connection with a change in the capitalization of the Company, a corporate transaction involving the Company or a reorganization or liquidation of the Company, an option or stock appreciation right may not be (1) amended to reduce the exercise price or (2) cancelled in exchange for cash or another option, stock appreciation right or other stock-based award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. The Company may not take any other action that is treated as a repricing under generally accepted accounting principles.

Federal Tax Consequences

The federal income tax consequences of awards under the 2013 Equity Plan for participants and the Company will depend on the type of award granted. The following description of tax consequences is intended only for the general information of stockholders. A participant in the 2013 Equity Plan should not rely on this description and instead should consult his or her own tax advisor.

Under present law the federal income tax consequences of options granted to participants under the 2013 Equity Plan will generally be the following: The grant of an option will have no tax consequences for the participant or the Company. Upon the exercise of an option that is not an ISO, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the acquired shares on the exercise date over the exercise price, and the Company will be entitled to a deduction in the same amount. Upon the exercise of an ISO, the employee will not recognize any ordinary income, nor will the Company be entitled to a deduction. However, the alternative minimum tax may apply, because the excess of the fair market value of ISO shares on the date of exercise over the exercise price is an adjustment to the employee’s alternative minimum taxable income. If there is no disposition of ISO shares before the later of two years from the date of grant and one year from the date of exercise, then the employee will realize a capital gain or loss upon a sale of the ISO shares. If the ISO shares are sold before the later of two years from the date of grant and one year from the date of exercise, the amount of gain realized on the sale or, if less, the excess of the fair market value on the exercise date over the exercise price, will be ordinary income for the employee and deductible by the Company; any balance of the gain or loss recognized by the employee on the sale will be a capital gain or loss.

The grant of a stock appreciation right will have no tax consequences for the participant. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income equal to the amount of cash paid and the fair market value of any shares of Common Stock delivered to the participant.

Upon the grant of a restricted share or restricted share unit award, there will be no tax consequences to the participant. Generally, the participant will recognize ordinary income on the date the award vests, in an amount equal to, in the case of restricted shares, the value of the shares on the vesting date, or, in the case of restricted share units, the amount of cash paid and the fair market value of any shares delivered on the vesting date. With respect to restricted shares, under Section 83 of the Internal Revenue Code, a participant may elect to recognize income at the date of grant rather than the date of vesting.

The grant of dividend equivalent rights will have no tax consequences for the participant. Generally, the participant will recognize ordinary income on the amount distributed to the participant pursuant to the award of dividend equivalent rights.

LTIP units that constitute “profits interests” within the meaning of the Internal Revenue Code and published Internal Revenue Service guidance will generally have no tax consequences for the participant at the time of grant, though the participant will be required to report on his or her income tax return the participant’s allocable share of the Operating Partnership’s income, gains, losses, deductions and credits, regardless of whether the Operating Partnership makes a distribution of cash. Instead, the LTIP units are generally taxed upon a disposition of the units or distributions of money to the extent that such amounts received exceed the basis in the LTIP units. Generally, no deduction is available to the Company upon the grant, vesting or disposition of the LTIP units. If LTIP units are granted to a participant who is an employee of the Company, the issuance of those units may cause wages paid to the participant to be characterized and subject to taxation as self-employment income. If treated as a self-employed partner, the participant will be required to make quarterly income tax payments rather than having amounts withheld by the Company, the Operating Partnership or the participant’s employer, as applicable. Additionally, if self-employed, the participant must pay the full amount of all FICA employment taxes on the employee’s compensation, whereas regular employees are responsible only for 50% of these taxes. To date, the Internal Revenue Service has not issued definitive guidance regarding the treatment of wages paid to partner-employees.

Generally, the Company will be entitled to a deduction in connection with an award equal to the amount of ordinary income recognized by the participant and at the time the participant recognizes the income for tax purposes, if the Company complies with applicable reporting requirements and subject to a limit on the deductibility under Section 162(m) of the Internal Revenue Code.

83(b) Filings; REIT Status

No participant in the 2013 Equity Plan may make an election under Section 83(b) of the Internal Revenue Code with respect to grants under the plan without the consent of the Compensation Committee. Notwithstanding provisions of the 2013 Equity Plan to the contrary, no awards will be granted or will vest, be paid or become exercisable to the extent that any person otherwise would then be in violation of the Company’s ownership limit set forth in the Company’s Articles of Incorporation or any other provisions thereof or to the extent that the Company’s status as a real estate investment trust could be impaired.

New Plan Benefits

On March 2, 2013, the Compensation Committee approved the grant of stock options, LTIP units and restricted stock units (“RSUs”) under the 2013 Equity Plan to certain of the Company’s employees and executive officers as provided in the table below. These stock options and a portion of these RSUs are subject to time-based vesting; they will vest in increments of 25% per year on each of the first, second, third and fourth anniversaries of the grant date, subject to the grantee’s continued service. These LTIP units and a portion of these RSUs are subject to performance-based vesting; they will vest based on the attainment of total stockholder return targets during the performance period running from March 2, 2013 to March 1, 2016, subject to the grantee’s continued service. If the Company’s stockholders do not approve the 2013 Equity Plan by December 19, 2013, these grants automatically will terminate and be forfeited. In addition, subject to the approval of the 2013 Equity Plan by the

Company’s stockholders at the Meeting, the Board of Directors intends to award fully vested shares of Common Stock under the 2013 Equity Plan to the Company’s non-employee directors as set forth in the table below.

Grants Under the 2013 Equity Plan

Name and Position	Number of Shares Underlying Options	Number of LTIP Units	Number of RSUs (Time- Vested)	Number of RSUs (Performance- Vested)	Grant Date Fair Market Value (1)	Number of Stock Awards
James R. Heistand
President and Chief Executive
Officer	950,000	45,600	30,400	—	$17.21	—
David O’Reilly
Executive Vice President, Chief
Investment Officer and Chief
Financial Officer	450,000	24,000	16,000	—	$17.21	—
M. Jayson Lipsey
Executive Vice President and
Chief Operating Officer	225,000	14,951	9,966	—	$17.21	—
Mandy M. Pope
Former Executive Vice President
and Chief Accounting Officer	—	—	—	—	N/A	—
Henry F. Pratt, III
Executive Vice President of Asset
Management and Third Party
Services	125,000	14,941	9,960	—	$17.21	—
Richard G. Hickson IV
Former Executive Vice President
and Chief Financial Officer	—	—	—	—	N/A	—
James M. Ingram
Former Executive Vice President
and Chief of Sales and Business
Development	—	—	—	—	N/A	—
Warren L. Speed
Former Executive Vice President of
the People Department	—	—	—	—	N/A	—
Executive officers as a group (2)	1,850,000	114,443	79,092	4,200	$17.21	—
Directors who are not executive officers, as a group	—	—	—	—	N/A	12,141	(3)
Employees who are not executive officers, as a group	—	—	36,258	54,397	$17.21	—

(1)	Represents the fair market value of a share of Common Stock on the date of grant of the stock options, LTIP units and RSUs set forth in the table, based on the Company’s Common Stock closing price on the NYSE of $17.21 per share on March 1, 2013; does not include the effect of vesting conditions to which the stock options, LTIP units and RSUs are subject.
(2)	Includes six current executive officers.
(3)

Includes the $55,000 annual retainer equity award for each of the Company’s non-employee directors other than Avi Banyasz, Kelvin L. Davis, C. William Hosler and Adam S. Metz, who are the TPG Nominated Directors. The number of shares to be issued is not yet determinable but will be based on the fair market value of a share of Common Stock on the date of the Meeting. For purposes of this table, the number of shares shown is the quotient of the aggregate annual retainer of $220,000 divided by the Company’s Common Stock closing price on the NYSE of $18.12 on March 21, 2013, the record date for the Meeting.

No awards have been made under the 2013 Equity Plan except as described and set forth above. Further, because the Compensation Committee may determine, from time to time, the type, size and terms of any future awards to be granted to employees, directors and consultants under the 2013 Equity Plan, any additional benefits or amounts that will be received by any participant or group of participants if the 2013 Equity Plan is approved are not currently determinable. The Compensation Committee has not made any determination to make future grants to any persons under the 2013 Equity Plan as of the date of this Proxy Statement.

EXECUTIVE OFFICERS

The following section provides certain information regarding the current executive officers of the Company. Unless otherwise stated, each person has held the position indicated for at least the past five years. Except as otherwise noted, there are no family relationships between any of the directors or executive officers of the Company.

For information on Mr. Heistand, please see his biographical descriptions provided above under the caption “Corporate Governance and Board Matters—Director Qualifications and Biographical Information.”

DAVID R. O’REILLY, Age 38

Mr. O’Reilly has served as the Company’s Executive Vice President and Chief Investment Officer since November 2011 and as Chief Financial Officer since August 2012. He served as the Company’s Interim Chief Financial Officer from May 2012 through August 2012. He served as Executive Vice President of Banyan Street Capital, a real estate investment firm, from August 2011 through October 2011 and as director of Capital Markets for Eola Capital LLC from August 2009 through May 2011. Mr. O’Reilly served in the investment banking industry as Senior Vice President of Barclays Capital Inc. from September 2008 through June 2009 and in a similar capacity for Lehman Brothers from August 2001 through September 2008. Mr. O’Reilly received a B.S. from Tufts University and an M.B.A. from Columbia University.

M. JAYSON LIPSEY, Age 34

Mr. Lipsey has served as the Company’s Executive Vice President and Chief Operating Officer since October 2011. He served as Senior Vice President and Fund Manager from May 2010 through October 2011 and as Vice President and Fund Manager of the Company from May 2008 through May 2010. Mr. Lipsey received a B.S. from Washington and Lee University and an M.B.A. from the University of Virginia. Prior to attending graduate school, Mr. Lipsey served as Regional Property Manager for the Company from 2004 to 2005 and as Asset Manager from 2005 through 2006.

JEREMY R. DORSETT, Age 35

Mr. Dorsett has served as the Company’s Executive Vice President and General Counsel since September 2012 and as the Company’s Secretary since February 2013. Prior to joining the Company, Mr. Dorsett served as in-house counsel for TPG Capital, where he served as chief legal officer for real estate investing activities, from October 2008 through August 2012. Prior to joining TPG, Mr. Dorsett was a corporate and securities attorney at Baker Botts L.L.P., a law firm in Houston, Texas, from May 2004 through August 2008. Mr. Dorsett received a B.A. from the University of Tulsa, an M.A. from Rice University and a J.D. from the University of Texas at Austin.

HENRY F. PRATT III, Age 53

Mr. Pratt has served as Executive Vice President of Asset Management and Third Party Services of the Company since May 2011. Mr. Pratt held various positions at Eola Capital LLC between April 2000 and May 2011, serving as its

Senior Vice President of Operations of Eola Capital LLC from April 2000 to January 2002, its Chief Operating Officer and principal from January 2002 through May 2009 and its Chief Operating Officer and President from May 2009 through May 2011. At Eola, Mr. Pratt was responsible for managing all day to day operations. Prior to Eola, Mr. Pratt served as Director of Operations with Highwoods Properties, Inc. from October 1997 to April 2000.

O. DARRYL WALTMAN, Age 37

Mr. Waltman has served as the Company’s Chief Accounting Officer since January 25, 2013 and as a Senior Vice President since November 2011. He served as the Company’s Controller from May 2010 through January 2013 and as Assistant Controller from June 2006 through May 2010. Mr. Waltman joined the Company in 2002 as a property accountant. Prior to joining the Company, Mr. Waltman was a senior accountant at KPMG LLP from December 1998 through October 2002. Mr. Waltman is a Certified Public Accountant and received a Masters in Accountancy and B.S. in Accounting from Mississippi College.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

This Compensation Discussion and Analysis explains the Company’s compensation objectives, policies and practices with respect to the Company’s President and Chief Executive Officer, Chief Financial Officer, the three other most highly-compensated executive officers as of the end of 2012 as determined in accordance with applicable SEC rules, and three former executive officers, who are collectively referred to as the Company’s “Named Executive Officers.” The Company’s Named Executive Officers are as follows: James R. Heistand, President and Chief Executive Officer; David R. O’Reilly, Executive Vice President, Chief Financial Officer and Chief Investment Officer; M. Jayson Lipsey, Executive Vice President and Chief Operating Officer; Mandy M. Pope, former Executive Vice President and Chief Accounting Officer; Henry F. Pratt III, Executive Vice President of Asset Management and Third Party Services; Richard G. Hickson IV, former Executive Vice President and Chief Financial Officer; James M. Ingram, former Executive Vice President of Sales and Business Development; and Warren L. Speed, former Executive Vice President of the People Department.

The Compensation Committee

The Compensation Committee of the Board of Directors consists of Messrs. Cannada, Davis and Metz and Ms. Dotter. Mr. Cannada, who has served on the Board of Directors for approximately three years, is the Committee Chairman. Each member of the Compensation Committee qualifies as an independent director under NYSE listing standards. The Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on the “Investors” section of the Company’s website (www.pky.com). The Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee held seven meetings during the year ended December 31, 2012 and has held two meetings so far during 2013. The Compensation Committee typically meets with senior management and, where appropriate, with outside advisors. The Compensation Committee considers whether or not to engage a consultant to assist with the development of compensation programs and has engaged such consultants from time to time. The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee Process

Compensation of the Chief Executive Officer is determined solely by the Compensation Committee with management playing a supportive role in the compensation-setting process for other Named Executive Officers. The most significant aspects of management’s role are evaluating employee performance, recommending business performance targets and objectives, compiling comparative compensation data and recommending salary levels and incentive compensation awards. Members of management work with the Compensation

Committee Chair in establishing the agenda for Compensation Committee meetings. The Compensation Committee meets in executive session each year to evaluate the performance of the Chief Executive Officer, to determine the appropriate bonus payment, if any, for the prior calendar year, and to establish performance objectives for the current calendar year. Additionally, the Compensation Committee approves the base salaries for the next calendar year for the Named Executive Officers and considers and approves any grants to them of equity incentive compensation.

Generally in the first quarter of each fiscal year, the Compensation Committee establishes corporate performance objectives for the Named Executive Officers and individual performance objectives for the Chief Executive Officer. The Chief Executive Officer is responsible for establishing the individual performance objectives for the other Named Executive Officers. The Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets and reviews the appropriateness of the financial measures used in incentive plans.

In late 2011, the Company set out a new strategy and throughout 2012 executed on this strategy. During this time, there was significant turnover among the executive management team, and a substantially new Compensation Committee was constituted as a result of the TPG Pantera transaction. To ensure that the Company had in place a compensation program that would attract and retain talented executives necessary for the Company to succeed in implementing its strategy, the Compensation Committee engaged FTI Consulting, Inc. (“FTI”) in the latter half of 2012 to perform a comprehensive review of all elements of the Company’s compensation program and make recommendations to ensure that the Company maintains competitive market best practice philosophies. FTI provided a proposed compensation program that it considered competitive compared to a survey of current compensation at other REITs, including all components of total compensation. Further, FTI advised on the structure of a new long-term equity incentive plan that would offer the necessary levels of equity awards to provide meaningful incentives to members of the management team. The Compensation Committee took the FTI recommendations into account in determining a targeted compensation level for each of the Named Executive Officers for 2013. The Compensation Committee did not apply a formula or assign FTI’s survey data a relative weight or target a certain percentile to benchmark compensation for the Named Executive Officers. Instead, it made a determination for each individual after considering such results collectively. In making this determination, the Compensation Committee also considered the relative compensation levels among the Company’s Named Executive Officers and the Company’s total general and administrative expenses. The Compensation Committee also considered industry conditions and the overall effectiveness of the Company’s compensation program in achieving desired performance levels.

Compensation Consultant

During the first half of 2012, the Compensation Committee engaged FPL Associates L.P. (“FPL”), a nationally recognized compensation consulting firm specializing in the real estate industry, to evaluate the Company’s existing compensation policies and to make recommendations concerning the long-term equity component of total compensation. As described above, during the latter half of 2012, the Compensation Committee engaged FTI to perform a comprehensive review of the Company’s compensation program and make recommendations to insure that the Company maintains objectives and competitive market best practice philosophies. The Company’s Compensation Committee selected FTI as consultants because of their expertise and reputation in the real estate industry. The Company has no affiliation with FPL or FTI and each firm provided services solely to the Compensation Committee. FPL and FTI do not provide any other services to the Company. The engagement of FPL and FTI did not raise any conflicts of interest.

Consideration of Most Recent Say on Pay Vote

At the Annual Meeting of Stockholders on May 17, 2012, over 96% of the shares voted were voted in support of the compensation of the Company’s Named Executive Officers, as discussed and disclosed in the 2012 proxy statement. The Compensation Committee appreciates and values the views of the Company’s stockholders.

In considering the results of this most recent advisory vote on executive compensation, the Compensation Committee concluded that the compensation paid to executive officers and the Company’s overall pay practices have strong stockholder support. Although changes were made to the Company’s executive compensation program for 2013 as described herein, no significant changes were made as a result of the advisory vote.

At the Annual Meeting of Stockholders on May 12, 2011, the stockholders expressed a preference that advisory votes on executive compensation occur every year. Consistent with this preference, the Board of Directors determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which will occur no later than the 2017 annual meeting.

Compensation Philosophy

The Compensation Committee seeks to achieve the following goals with the Company’s executive compensation programs:

•

to align the interests of management and stockholders through the use of incentive compensation directly related to corporate performance and through the use of stock-based incentives that result in increased Common Stock ownership by management;

•	to provide sufficient total compensation for executives to attract and retain performance-oriented leaders whose talents and abilities allow the Company to accomplish its strategies;

•	to foster a long-term commitment by management; and

•	to foster a performance-oriented environment.

During 2010, the Compensation Committee adopted performance metrics for long-term equity incentives based on total stockholder return over a three year period, which further strengthened management’s alignment with stockholders’ interests and encouraged the creation of value for stockholders over a long-term period. In 2011, the Compensation Committee used these same performance metrics in awarding long-term equity incentives to five new officers that joined the Company as a result of the Company’s combination with Eola Capital LLC, a privately owned property management company, and certain of its affiliates (“Eola”). As previously discussed, substantial changes have been made in the Company’s strategy since these metrics were put into place, and during 2012 the Compensation Committee determined that it was unlikely that the performance metrics adopted would be achieved. In addition, many of the executives that received these equity incentives are no longer with the Company, and the performance metrics would not be appropriate for new executives under the Company’s new strategy. All of these factors were considered in setting 2013 compensation for the Named Executive Officers and in proposing the 2013 Equity Plan.

The Compensation Committee seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the achievement of performance targets that are important to the Company and its stockholders.

Elements of Executive Compensation

The key elements of executive compensation are base salary, bonus, annual non-equity incentive compensation and long-term incentive compensation. To promote a performance-based culture that links the interests of management and stockholders, the Compensation Committee has developed a compensation program that focuses extensively on variable, performance-based compensation. The Compensation Committee does not employ a formula for determining the relationship among the different elements of compensation but it does recognize that the Company’s executives have a greater ability to influence the Company’s financial performance through their decisions. Accordingly, the percentage of an executive’s total direct compensation that is comprised of incentive compensation increases with their level of individual responsibility.

Annual Base Compensation. The main purpose of annual base compensation is to provide salary levels sufficient to attract and retain executive officers. In determining annual base salaries, the Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at other public real estate investment trusts, internal pay equity and the overall level of general and administrative expenses of the Company. In December 2011, the Compensation Committee approved the annual base salaries for the Company’s executive officers that were effective January 1, 2012. The increases in base salaries ranged from 0% to 15% compared to 2011 base salaries. Mr. Heistand’s annual base compensation was set effective June 1, 2011, upon his appointment as Executive Chairman of the Board. Mr. Heistand’s annual base compensation was increased to $600,000, effective January 1, 2012, in connection with his appointment as President and Chief Executive Officer on December 1, 2011. Mr. Heistand’s annual base compensation will remain $600,000 for 2013.

Annual Cash Bonus. Each Named Executive Officer has an opportunity to earn an annual cash bonus, which is designed to encourage and reward individual achievement during the year. For 2012, the maximum cash bonus initially was based on a percentage of the executive’s base compensation ranging from 25% to 30%. On December 19, 2012, the Compensation Committee increased the maximum cash bonus for 2012 to a range of 25% to 70% of the executive’s base compensation. The Compensation Committee determined that each officer’s cash bonus would be based solely on the attainment of individual performance goals specific to the officer’s area of responsibility. The individual performance goals vary considerably from one executive to another, as a reflection of their different roles within the Company. Generally, the goals of the executives involve targets for acquisitions and dispositions within the criteria set by the Company, capital allocation, balance sheet performance, targets for occupancy and rental rate growth and improvement in processes for operational and financial reporting. These goals were considered important to the Company’s success in implementing its operating strategy, reducing overall debt and successfully refinancing certain loans upon their maturity, managing capital expenditures and retaining and securing customers. After the end of each year, each officer’s performance is assessed by the officer’s direct supervisor (or the Compensation Committee in the case of the Chief Executive Officer). Based upon these evaluations, the Chief Executive Officer determines the appropriate bonus to be paid to each Named Executive Officer, other than himself, and makes a report to the Compensation Committee. The Compensation Committee determines the appropriate bonus to be paid to the Chief Executive Officer. For 2012, each Named Executive Officer earned 100% of his or her relevant bonus amount relating to these individual performance goals.

In addition to these annual cash bonuses, Ms. Pope was paid a one-time cash retention bonus of $100,000 on December 30, 2012 pursuant to the terms of the Retention Agreement dated November 4, 2011 by and between the Company and Ms. Pope. Mr. O’Reilly was paid an additional $40,000 cash bonus and Mr. Lipsey was paid an additional $15,000 cash bonus in recognition of their individual contributions to the Company’s achievements in 2012.

In December 2012, the Compensation Committee also approved a special discretionary cash bonus to executive officers in recognition of the Company’s substantial achievements during the year. These bonuses will be paid to executives over four years, subject to the executive officer’s continued employment with the Company. In 2012, the following payments were made to the Named Executive Officers pursuant to this special discretionary bonus: $525,000 to Mr. Heistand, $250,000 to Mr. O’Reilly, $125,000 to Mr. Lipsey, $27,500 to Ms. Pope and $68,750 to Mr. Pratt.

The accomplishments that were considered in determining the achievement of the annual cash bonuses and the special discretionary cash bonuses for the Named Executive Officers included the following items:

•	purchased or under contract to purchase $948 million of high-quality assets in targeted markets and submarkets since January 1, 2012;

•	exited a majority of the Company’s non-core markets and completed the sale of the Company’s interest in Parkway Properties Office Fund, L.P., which the Company refers to as Fund I;

•	raised $384 million in private and public equity;

•

made substantial improvements to the balance sheet through amendment of the credit facility, completion of $125 million unsecured term loan at a favorable interest rate, and improvement in financial coverage ratios and ratio of net debt to EBITDA;

•	increased occupancy approximately 400 basis points, improved net operating income margins and increased average in-place rents; and

•	increased the common stock dividend by 50%, from an annualized distribution rate of $.30 per share to $.45 per share in September 2012.

These accomplishments substantially improved the quality of the Company’s portfolio while strengthening financial flexibility. Also, these accomplishments contributed to a substantial increase in the Company’s stock price and improved access to the equity capital markets.

Annual Non-Equity Incentive Compensation. Each Named Executive Officer has an opportunity to earn annual non-equity incentive compensation, which is based upon the Company’s performance and is intended to align the interest of management with those of the Company’s stockholders. For 2012, the maximum non-equity incentive compensation initially was based on a percentage of the executive’s base compensation ranging from 25% to 30%. On December 19, 2012, the Compensation Committee increased the maximum non-equity incentive compensation for 2012 to a range of 25% to 70% of the executive’s base compensation. The non-equity incentive compensation was based on the amount of the Company’s modified funds from operations (“FFO”) per share compared to the goal set by the Compensation Committee. Modified FFO per diluted share is defined as the NAREIT defined FFO per share as reported to the public, adjusted to remove certain items that management believes do not reflect the true economic results of operating real estate. These adjustments include, but are not limited to, the amortization of above/below market leases and acquisition costs (ASC 805), any non-cash charges required under GAAP, expenses related to the early extinguishment of debt, the expense of original issue cost associated with redemption of preferred stock, the gain or loss on sales, any reserves or recorded expenses related to litigation, and any other unusual items. In addition, the modified FFO per diluted share targets and actual results will not include the impact of any acquisitions or dispositions or material changes in the capitalization of the Company (i.e. common equity issuance) beyond those assumed in the approved budget. The Compensation Committee, at its sole discretion, may elect to adjust for other items that arise during the relevant year. The Compensation Committee, after an analysis of the Company’s internally prepared estimate of modified FFO for 2012, established the adjusted FFO goal for non-equity incentive compensation at $1.20 per diluted share for the achievement of threshold performance and $1.40 per diluted share for the maximum performance goal for 2012. These goals were determined by the Compensation Committee to be reasonable and challenging targets given the general market conditions for real estate and specifically for office properties, the knowledge that several large customers would be vacating space within the Company’s portfolio, and the high levels of capital required to replace customers and increase occupancy. For 2012, actual modified FFO was determined to be $1.52 per diluted share, therefore, the entire award was deemed earned, and 100% of the annual non-equity incentive compensation was paid.

Long-Term Incentive Compensation. The Company’s long-term incentive compensation plan is designed to provide the Company’s management team, on a broadly distributed basis, with the potential to earn equity awards subject to the Company’s achievement of superior market-based performance over a three-year period.

On July 12, 2010, the Company’s Board of Directors, upon the recommendation of the Compensation Committee, established performance goals in connection with the Company’s three year operating plan that began July 1, 2010. FPL assisted the Compensation Committee in developing these long-term performance goals. The Compensation Committee periodically reviews the performance goals and the related long-term incentive awards in light of changes in the Company’s strategy and general economic conditions to determine whether they continue to provide appropriate motivation for officers of the Company. Recognizing the substantial changes in the Company’s strategy and its management team since the establishment of the 2010 performance goals, the Compensation Committee engaged FTI to review and recommend appropriate performance goals and long-term equity incentives for 2013. Based on FTI’s recommendation, the Compensation Committee and the Board of Directors adopted the 2013 Equity Plan and made the equity grants under the 2013 Equity Plan described above, which are subject to stockholder approval of the 2013 Equity Plan at the Meeting.

The Company’s long-term incentive compensation plan includes a long-term equity incentive and a long-term cash incentive.

Long-Term Equity Incentive. On July 12, 2010, the Compensation Committee approved long-term equity incentive awards to officers of the Company consisting of time-based awards and performance-based awards subject to both an absolute and relative total return goal. As part of the long-term incentive compensation plan, the Compensation Committee approved additional time-based awards on January 14, 2011 and February 14, 2012, including awards to the Company’s Named Executive Officers, as set forth herein under the heading “2012 Grants of Plan-Based Awards.” In May 2011, the Compensation Committee granted long-term equity awards to five new officers that joined the Company as a result of the Eola transactions pursuant to the Company’s 2011 Employee Inducement Award Plan (the “2011 Plan”). The terms of these inducement awards, including the performance goals, are consistent with the terms of the Company’s previously awarded long-term equity incentive awards. The awards under the 2011 Inducement Plan were made in accordance with the employment inducement award exemption provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual. Overall, of the equity grants made under the long-term incentive plan, 46% were based on absolute total return goals, 36% were based on relative total return goals and 18% were time-based grants. This long-term incentive plan reflects the first time that total return to stockholders has been adopted as a performance measure for equity incentives and provides a direct alignment of the compensation of management with the interest of stockholders. The performance-based awards are contingent on the Company meeting goals for compounded annual total return to stockholders (“TRS”) set by the Compensation Committee over the three year period beginning July 1, 2010. The performance goals are based upon (i) the Company’s absolute compounded annual TRS; and (ii) the Company’s absolute compounded annual TRS relative to the compounded annual return of the MSCI US REIT (“RMS”) Index calculated on a gross basis, as follows:

	Threshold	Target	Maximum
Absolute Return Goal	10%	12%	14%
Relative Return Goal	RMS + 100 bps	RMS + 200 bps	RMS + 300 bps

With respect to the absolute return goal, 15% of the award is earned if the Company achieves threshold performance and a cumulative 60% is earned for target performance. With respect to the relative return goal, 20% of the award is earned if the Company achieves threshold performance and a cumulative 55% is earned for target performance. The number of shares earned with respect to the relative return goal will be reduced by 50 percent if the Company’s absolute compounded annual TRS for the performance period is zero or a negative percentage. In each case, 100% of the award is earned if the Company achieves maximum performance or better.

To the extent actually earned, the performance-based awards will vest 50% on each of July 15, 2013, and July 15, 2014. The time-based awards will vest over a four year period beginning on the first anniversary of the date of grant. Dividends on the awards accumulate beginning on the date of grant and are paid if and when the restricted stock vests. All awards of equity are governed by individual award agreements granted under and in accordance with the Company’s 2010 Plan, as amended, or the 2011 Employee Inducement Award Plan, as applicable.

The Compensation Committee reviewed both the absolute return and relative return performance goals with respect to the outstanding long-term equity incentive awards at the end of 2012 and determined that it is unlikely that any of these goals will be achieved by the end of the performance period, which is June 30, 2013. Therefore, the Compensation Committee made new equity grants to the Named Executive Officers under the 2013 Equity Plan as described above under the heading “New Plan Benefits.”

Long-Term Cash Incentive. The operating plan adopted in 2010 also included a long-term cash incentive that was designed to reward significant outperformance over the three year period beginning July 1, 2010. The performance goals for actual payment under the long-term cash incentive will require the Company to (i) achieve an absolute compounded annual TRS that exceeds 14% and (ii) achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 500 basis points. However, if the Company achieves an absolute compounded annual TRS that exceeds 19%, then the Company must achieve an absolute compounded annual TRS that exceeds the compounded annual return of the RMS by at least 600 basis points. The aggregate amount of the cash incentive earned would increase with corresponding increases in the absolute compounded annual TRS achieved by the Company and is currently capped at $7,110,000. Achievement of the maximum cash incentive would equate to an absolute compounded annual TRS that approximates 23%, provided that the absolute compounded annual TRS exceeds the compounded annual return of the RMS by at least 600 basis points. To the extent actually earned, the cash incentive awards will be paid 50% on each of July 15, 2013, and July 15, 2014. The Compensation Committee reviewed the performance goals for the long-term cash incentive at the end of 2012 and determined that it is unlikely that they will be achieved by the end of the performance period, which is June 30, 2013. Therefore, the Company does not expect to pay out any amounts under the long-term cash incentive program.

Other Compensation. Unless otherwise noted, the amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of Company matching contributions to the Named Executive Officers’ 401(k) accounts, the amount of premium paid for additional disability insurance for executive officers and the amount of premium paid by the Company for group term life insurance. For certain executives, Other Compensation also includes amounts paid upon relocation and amounts paid under severance or termination agreements, as more fully described in the footnotes. The Company provides single health insurance, long-term disability, long-term care insurance, medical reimbursement plans and an Employee Stock Purchase Plan that allows participants to purchase stock at a discount from the market price at the date of purchase. These benefits do not discriminate in scope, terms or operation in favor of the Company’s officers and are therefore not included herein in the Summary Compensation Table.

Chief Executive Officer Compensation

The Compensation Committee meets at least annually to evaluate the Chief Executive Officer’s performance and to determine his compensation. In considering Mr. Heistand’s compensation, the Compensation Committee considers his principal responsibilities, which are to provide overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain strong relationships with the overall investment and financial community.

The Compensation Committee reviewed a summary listing of all of Mr. Heistand’s compensation and perquisites received from the Company. Based upon all relevant factors, the Compensation Committee believes that Mr. Heistand’s total compensation is reasonable relative to the average and median compensation for other CEOs within the REIT industry.

Severance and Transition Agreements

In connection with Mr. Hickson’s resignation effective May 10, 2012, the Company paid Mr. Hickson a severance payment of $975,000, calculated in accordance with the Retention Agreement dated November 4, 2011 by and between the Company and Mr. Hickson. As a condition of receiving the benefits provided by the Retention Agreement, Mr. Hickson agreed to provide the Company with a general release of claims.

In connection with Mr. Ingram’s resignation effective August 28, 2012, the Company paid Mr. Ingram cash severance of $539,601, which represented 1.495 times his then-current base salary plus his average bonus over the past three years, calculated in accordance with the Change in Control Agreement dated January 1, 2008. In addition, the Company entered into a Consulting Agreement with Mr. Ingram whereby Mr. Ingram received a monthly consulting fee of $184,250 through December 31, 2012. Mr. Ingram will also receive a commission in the amount of $100,000 if the Company completes the sale of an identified property within nine months of Mr. Ingram’s resignation date. Under the terms of the Consulting Agreement, Mr. Ingram provided the Company with a waiver and release and agreed to certain covenants including confidentiality, non-competition and non-solicitation for twenty four months.

In connection with Mr. Warren Speed’s resignation effective October 1, 2012, the Company paid Mr. Speed cash severance of $309,987, which represented 1.495 times his then-current base salary plus his average bonus over the past three years, calculated in accordance with the Change in Control Agreement dated October 7, 2011. In addition, the Company entered into a Consulting Agreement with Mr. Speed whereby Mr. Speed receives a monthly consulting fee of $42,503 for a period of six months following October 21, 2012. Under the terms of the Consulting Agreement, Mr. Speed provided the Company with a waiver and release and agreed to certain covenants including confidentiality, non-competition and non-solicitation for a period of fifteen months.

In connection with Ms. Pope’s resignation effective January 25, 2013, the Company has agreed to pay Ms. Pope a severance payment of $514,031 calculated in accordance with the Change in Control Agreement dated May 13, 2010 by and between the Company and Ms. Pope. In addition, the Company entered into a Consulting Agreement pursuant to which Ms. Pope agreed to remain available on a part-time basis to assist with the transition of her duties and responsibilities to others within the Company for a consulting fee of $960 per week. The Consulting Agreement remained in effect through March 15, 2013. Ms. Pope received a lump sum payment in the amount of $88,669 at the beginning of the consulting period and will receive an additional $15,000 at the end of the consulting period. As a condition of receiving the benefits provided by the Consulting Agreement, Ms. Pope agreed to provide the Company with a general release of claims.

Compensation Policies

Internal Pay Equity. The Compensation Committee believes that internal equity is an important factor to be considered in establishing compensation for the officers. The Compensation Committee has not established a policy regarding the ratio of total compensation of the Chief Executive Officer to that of the other officers, but it does review compensation levels to ensure that appropriate equity exists. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if it deems such a policy to be appropriate.

Compensation Deductibility Policy. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company may not receive a federal income tax deduction for compensation paid to the Chief Executive Officer or any of the three other most highly compensated executive officers, excluding the Chief Financial Officer, to the extent that any of the persons receive more than $1,000,000 in qualified non-performance-based compensation in any one year. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on the Company’s federal income tax returns. Instead, although the Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, the Compensation Committee nevertheless reserves the right to structure compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Timing of Grants. Stock awards to the Company’s officers are typically granted annually in conjunction with the review of the individual performance of each officer or in conjunction with the adoption of a new strategic operating plan, which historically takes place approximately every three years. This review takes place at a regularly scheduled meeting of the Compensation Committee. Additionally, stock awards are granted to each non-employee director on the date of the Company’s Annual Meeting of Stockholders.

Stock Ownership Guidelines. The Board of Directors believes that it is important for directors and officers to acquire a substantial ownership position in the Company to underscore the level of commitment the management team has to the future success of the business and to align their economic interests with that of the stockholders. The Company’s amended Non-Employee Director’s Stock Ownership and Stock Retention Policy requires each non-employee director who has served for at least five years to own shares of common stock with a market value of a minimum of three times the annual retainer fee. The Non-Employee Director’s Stock Ownership and Stock Retention Policy does not apply to the TPG Nominated Directors. In addition, the Company’s guidelines strongly encourage Common Stock ownership by officers as follows:

Position	Share Ownership at a Multiple of Base Salary
Chief Executive Officer/President	4 times
Other Executive and Senior Vice Presidents	3 times
Vice Presidents	1 time

2013 Compensation Program

On December 19, 2012, the Compensation Committee approved 2013 annual base salaries for the Company’s executive officers. The maximum cash bonus that each of the Company’s executive officers is eligible to receive with respect to 2013 is calculated as a percentage of base salary for each officer as follows: Mr. Heistand (70%), Mr. O’Reilly (40%), Mr. Lipsey (30%), Mr. Dorsett (25%), Mr. Pratt (30%) and Mr. Waltman (15%). Of the total potential cash bonus for each officer, 100% will be awarded at the discretion of the officer’s immediate supervisor or the Compensation Committee, as the case may be, based on the achievement of predetermined individual performance goals that pertain to the officer’s area of responsibility. Performance goals for 2013 are similar in nature to the goals for 2012 as discussed above.

On December 19, 2012, the Compensation Committee of the Board of Directors approved a special discretionary bonus to certain of the Company’s Executive Officers, in recognition of the performance of the Company during 2012 and the contributions of the Executive Officers to such performance. The bonus was payable 25% in 2012, with additional payments of 25% in 2013, 2014 and 2015, contingent upon the officer’s continued employment. The amounts in the table represent the 25% that will be payable through two equal amounts on June 15, 2013 and December 15, 2013.

The Compensation Committee also approved annual non-equity incentive compensation that each of the Company’s executive officers is eligible to receive upon achievement of formulated targets for modified FFO per diluted share. For 2013, the maximum cash incentive was based on a percentage of the executive’s base salary for each officer as follows: Mr. Heistand (70%), Mr. O’Reilly (40%), Mr. Lipsey (30%), Mr. Dorsett (25%), Mr. Pratt (30%) and Mr. Waltman (15%).

The following table lists the 2013 salary for the Company’s executive officers, as well as the maximum possible payout under cash bonus awards and non-equity incentive plan compensation that such officer is eligible to receive with respect to 2013 if the individual and Company performance goals are met or exceeded:

Name	2013 Salary	Special Discretionary Bonus (1)	Maximum Possible Payout Under Cash Bonus Awards	Maximum Possible Payout Under Non-Equity Incentive Award	Equity Awards
James R. Heistand	$600,000	$525,000	$420,000	$420,000	(2)
David R. O’Reilly	$375,000	$250,000	$150,000	$150,000	(2)
M. Jayson Lipsey	$325,000	$125,000	$97,500	$97,500	(2)
Jeremy R. Dorsett	$325,000	$56,250	$81,250	$81,250	(2)
Henry F. Pratt III	$324,800	$68,750	$97,440	$97,440	(2)
O. Darryl Waltman	$250,000	$—	$37,500	$37,500	(2)

(1)	On December 19, 2012, the Compensation Committee of the Board of Directors approved a special discretionary bonus to certain of the Company’s executive officers, payable 25% in 2012, with additional payments of 25% in 2013, 2014 and 2015, contingent upon the officer’s continued employment. Only the 25% of the special discretionary bonus that is payable in 2013 is included in this column.
(2)	On March 2, 2013, the Compensation Committee granted equity awards to the Company’s executive officers as discussed above under the heading “New Plan Benefits.”

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

CHARLES T. CANNADA, CHAIR

KELVIN L. DAVIS

LAURIE L. DOTTER

ADAM S. METZ

Summary Compensation Table

The following table summarizes for the years ended December 31, 2012, 2011 and 2010, the amount of compensation paid by the Company to the Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
James R. Heistand	2012	$600,000	$945,000	$—	$420,000	$11,627	$1,976,627
President and Chief Executive Officer (5)	2011	$320,361	$88,441	$628,406	$88,441	$7,221	$1,132,870
	2010	$—	$—	$—	$—	$—	$—

David R. O’Reilly	2012	$325,000	$420,000	$27,405	$130,000	$9,041	$911,446
Executive Vice President, Chief Financial Officer and Chief Investment Officer (6)	2011	$56,250	$48,542	$—	$13,541	$81	$118,414
	2010	$—	$—	$—	$—	$—	$—

M. Jayson Lipsey	2012	$300,000	$230,000	$27,405	$90,000	$9,007	$656,412
Executive Vice President and Chief Operating Officer (7)	2011	$196,061	$37,670	$16,906	$37,669	$54,537	$342,843
	2010	$145,000	$25,500	$102,278	$21,750	$8,505	$303,033

Mandy M. Pope	2012	$250,000	$190,000	$16,443	$62,500	$9,148	$528,091
Executive Vice President and Chief Accounting Officer (8)	2011	$228,375	$89,966	$28,528	$39,966	$8,670	$395,505
	2010	$221,403	$53,285	$172,595	$38,285	$8,970	$494,538

Henry F. Pratt III	2012	$324,808	$166,192	$—	$97,442	$9,822	$598,624
Executive Vice President of Asset Management and Third Party Services (9)	2011	$197,447	$49,754	$171,092	$49,753	$4,359	$472,405
	2010	$—	$—	$—	$—	$—	$—

Richard G. Hickson IV	2012	$128,461	$—	$27,405	$—	$985,159	$1,141,025
Former Executive Vice President and Chief Financial Officer (10)	2011	$282,250	$70,563	$47,547	$70,562	$174,342	$645,264
	2010	$223,846	$51,583	$287,658	$51,583	$23,875	$638,545

James M. Ingram	2012	$192,988	$53,479	$16,443	$—	$1,284,053	$1,546,963
Former Executive Vice President and Chief of Sales and Business Development (11)	2011	$243,195	$60,799	$28,528	$60,799	$9,854	$403,175
	2010	$239,600	$59,900	$172,595	$59,900	$8,768	$540,763

Warren L. Speed	2012	$140,071	$12,705	$10,962	$—	$444,545	$608,283
Former Executive Vice President of the People Department (12)	2011	$158,137	$19,767	$19,019	$19,767	$8,468	$225,158
	2010	$155,800	$19,475	$115,063	$19,475	$8,468	$318,281

(1)	Bonus includes the annual bonus that is based on a percentage of the executive’s base compensation and is paid in cash upon the individual’s achievement of certain individual performance goals specific to that officer’s area of responsibility. Bonus also includes the special discretionary bonus approved by the Compensation Committee on December 19, 2012 and payable 25% in 2012, 2013, 2014 and 2015 and other discretionary bonuses approved by the Compensation Committee in recognition of individual job performance.
(2)	Represents the grant date fair value of the stock award determined in accordance with FASB ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC.
(3)	Non-Equity Incentive Plan Compensation is based on a percentage of the executive’s base compensation and is paid in cash based upon the Company’s achievement of the Modified FFO performance goal set by the Compensation Committee.

(4)	Unless noted otherwise, the amount shown in this column represents the Company’s contribution to its 401(k) Plan for the Named Executive Officer’s benefit, the amount of premium paid for additional disability insurance for executive officers and the amount of premium paid by the Company for group term life insurance on the Named Executive Officer’s life. The value of perquisites and other personal benefits, including disability and long-term care insurance, certain wellness plan benefits and parking, are not shown in the table because the aggregate amount of such compensation, if any, is less than $10,000 for each Named Executive Officer.
(5)	Mr. Heistand served as Executive Chairman of the Board of Directors from June 1, 2011 through November 30, 2011 and has served as President and Chief Executive Officer since December 1, 2011. Mr. Heistand’s annualized salary for 2011 was $544,405.
(6)	Mr. O’Reilly has served as Executive Vice President and Chief Investment Officer of the Company since November 1, 2011. He also served as Interim Chief Financial Officer from May 2012 through his appointment as Chief Financial Officer in August 2012. Mr. O’Reilly’s annualized salary for 2011 was $325,000.
(7)	All other income for Mr. Lipsey in 2011 included reimbursement of relocation costs of $45,951 upon his relocation from Jackson, Mississippi to Orlando, Florida.
(8)	Ms. Pope resigned her position effective January 25, 2013.
(9)	Mr. Pratt has served as the Executive Vice President of Asset Management and Third Party Services since May 18, 2011. Mr. Pratt’s annualized salary for 2011 was $320,000.
(10)	Mr. Hickson served as Executive Vice President and Chief Financial Officer until May 2012. All other compensation includes severance payments of $975,000 in 2012 and reimbursement of relocation costs of $165,714 (including $150,000 related to the sale of Mr. Hickson’s home in Jackson, Mississippi upon his relocation to Orlando, Florida) in 2011 and $14,905 in 2010.
(11)	Mr. Ingram served as Executive Vice President and Chief of Sales and Business Development until August 28, 2012. All other compensation includes severance payments of $539,601 and consulting fees of $737,000 paid subsequent to Mr. Ingram’s departure.
(12)	Mr. Speed served as Executive Vice President of the People Department until October 1, 2012. All other compensation includes severance payments of $309,987 and consulting fees of $127,509 paid subsequent to Mr. Speed’s departure.

2012 Grants of Plan-Based Awards

The following table provides additional information with respect to the non-equity incentive awards and the restricted stock awards granted to the Named Executive Officers during 2012. The categories of awards set forth below are each described above under the heading “Compensation of Executive Officers—Compensation Discussion & Analysis—Elements of Executive Compensation.”

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Possible Payouts Under Equity Incentive Plan Awards (# of restricted shares)			All Other Stock Awards (# of restricted shares)	Grant Date Fair Value of Stock Awards (3)
	Grant Date	Threshold	Maximum	Threshold	Target	Maximum
James R. Heistand
Annual Cash Incentive (1)	December 8, 2011	$84,000	$420,000	—	—	—
David R. O’Reilly
Annual Cash Incentive (1)	December 8, 2011	$26,000	$130,000	—	—	—
Time-Based Award (2)	January 14, 2012						2,700	$27,405
M. Jayson Lipsey
Annual Cash Incentive (1)	December 8, 2011	$18,000	$90,000	—	—	—
Time-Based Award (2)	January 14, 2012						2,700	$27,405
Mandy M. Pope
Annual Cash Incentive (1)	December 8, 2011	$12,500	$62,500	—	—	—
Time-Based Award (2)	January 14, 2012						1,620	$16,443
Henry F. Pratt III
Annual Cash Incentive (1)	December 8, 2011	$19,488	$97,442	—	—	—
	January 14, 2012
Richard G. Hickson IV
Annual Cash Incentive (1)	December 8, 2011	$16,250	$81,250	—	—	—
Time-Based Award (2)	January 14, 2012						2,700	$27,405
James M. Ingram
Annual Cash Incentive (1)	December 8, 2011	$13,250	$66,250	—	—	—
Time-Based Award (2)	January 14, 2012						1,620	$16,443
Warren L. Speed
Annual Cash Incentive (1)	December 8, 2011	$4,375	$21,875	—	—	—
Time-Based Award (2)	January 14, 2012						1,080	$10,962

(1)	Represents the possible payouts under the Company’s 2012 non-equity incentive plan set by the Compensation Committee on December 8, 2011 and discussed above. This annual non-equity incentive plan payment was earned upon achievement of the modified FFO goal for 2012, which was set by the Compensation Committee. The actual amount earned by each Named Executive Officer in 2012 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)	Represents the time-based restricted stock awards granted on January 14, 2012 that will vest 25% on each of January 14, 2013, 2014, 2015 and 2016.
(3)	Represents the grant date fair value of the award determined in accordance with FASB ASC 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair values of these awards are set forth in the notes to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The Company does not have employment agreements with any of its executive officers. The Company previously entered into Change in Control Agreements with certain of its current and former executive officers. Currently, five executive officers are parties to Change in Control Agreements: James R. Heistand, M. Jayson Lipsey, Henry F. Pratt III, David R. O’Reilly and O. Darryl Waltman. The Change in Control Agreements provide for enhanced payments and benefits in the event of a change in control and also in the event of certain terminations of employment following a change in control. Also, upon a change in control, these agreements provide that all outstanding options and stock appreciation rights issued to the executive by the Company will become immediately exercisable, all restrictions with respect to restricted common stock issued by the Company to the executive will lapse and expire and any condition to which such restricted common stock is subject will be deemed to have been satisfied, so that the executive shall be entitled to unrestricted ownership of the common stock, subject to the Company’s tax withholding obligations.

In addition to the Change in Control agreements, pursuant to the Company’s equity incentive plans, in the event of certain terminations of employment following a change in control, all restrictions otherwise applicable with respect to incentive restricted shares and restricted share units (including deferred incentive stock units) granted to such individual will lapse, the restricted period will expire and any prescribed conditions will be deemed to be satisfied (or such lapse or expiration will occur at the Company’s discretion, depending on the plan). Under the award agreements for shares of restricted stock currently outstanding under the 2010 Plan and the 2011 Plan, the provisions of the 2010 Plan and 2011 Plan requiring both a change in control and certain employment terminations in order to trigger accelerated vesting of equity awards supersede the provisions of the Change in Control Agreements described above providing for automatic acceleration upon a change in control alone.

A change in control was deemed to have occurred under the terms of the Change in Control Agreements and the Company’s 2003 Equity Incentive Plan, as amended (the “2003 Plan”) on July 31, 2012 when the Company’s stockholders approved the right to convert into shares of Common Stock, at the option of the Company or the holders, shares of the Series E Preferred Stock issued in the TPG Pantera investment transaction. As a result of the deemed change in control, certain executive officers of the Company received the benefits described below under the heading “Potential Payments Upon a Change in Control” under the terms of their Change in Control Agreements or the awards outstanding under the 2003 Plan.

Outstanding Equity Awards at 2012 Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (1)
James R. Heistand	11,243	(3)	$157,290	56,418	$789,288
David R. O’Reilly	2,700	(4)	$37,773	—	—
M. Jayson Lipsey	3,900	(5)	$54,561	13,120	$183,549
Mandy M. Pope	3,645	(6)	$50,994	22,140	$309,739
Henry F. Pratt III	3,066	(7)	$33,307	15,387	$151,716
Richard G. Hickson IV (8)	—		—	—	—
James M. Ingram (8)	—		—	—	—
Warren L. Speed (8)	—		—	—	—

(1)	Determined based on the closing price of the Company’s Common Stock ($13.99) on December 31, 2012.
(2)	These restricted stock awards were granted in connection with the Company’s three year operating plan that began July 1, 2010. These grants are based on absolute and relative total return to stockholders and are described under the heading “Compensation of Executive Officers—Compensation Discussion & Analysis—Elements of Executive Compensation—Long-Term Equity Incentive.”
(3)	Mr. Heistand’s restricted stock holdings as of December 31, 2012 vest as follows, provided that he remains employed by the Company on such dates: 3,097 on January 14, 2013; 3,096 on January 14, 2014; 3,095 on January 14, 2015; and 1,955 on January 14, 2016.
(4)	Mr. O’Reilly’s restricted stock holdings as of December 31, 2012 vest as follows, provided that he remains employed by the Company on such dates: 675 on January 14, 2013; 675 on January 14, 2014; 675 on January 14, 2015; and 675 on January 14, 2016.
(5)	Mr. Lipsey’s restricted stock holdings as of December 31, 2012 vest as follows, provided that he remains employed by the Company on such dates: 915 on January 14, 2013; 240 on July 1, 2013; 915 on January 14, 2014; 240 on July 1, 2014; 915 on January 14, 2015; and 675 on January 14, 2016.
(6)	Ms. Pope forfeited her outstanding restricted stock holdings upon her departure on January 25, 2013.
(7)	Mr. Pratt’s restricted stock holdings as of December 31, 2011 vest as follows, provided that he remains employed by the Company on such dates: 845 on January 14, 2013; 844 on January 14, 2014; 844 on January 14, 2015; and 533 on January 14, 2016.
(8)	Mr. Hickson, Mr. Ingram and Mr. Speed forfeited all outstanding restricted stock holdings upon their departure during 2012.

2012 Option Exercises and Stock Vested

The following table provides information regarding restricted stock awards that vested during 2012 for each of the Named Executive Officers:

Name	Stock Awards
	Number of Shares Acquired Upon Vesting	Value Realized on Vesting (6)
James R. Heistand
2011 Employee Inducement Time-Based (1)	1,141	$10,518
M. Jayson Lipsey
2009 Annual Incentive (3)	750	$7,087
2009 Annual Incentive (3)	750	$8,348
2010 Time-Based (4)	240	$2,746
2011 Time-Based (5)	240	$2,213
Mandy M. Pope
GEAR UP (2)	2,125	$19,593
2009 Annual Incentive (3)	1,750	$16,538
2009 Annual Incentive (3)	1,750	$19,478
2010 Time-Based (4)	405	$4,633
2011 Time-Based (5)	405	$3,734
Henry F. Pratt III
2011 Employee Inducement Time-Based (1)	312	$2,877
Richard G. Hickson IV
GEAR UP (2)	500	$4,610
2009 Annual Incentive (3)	938	$8,864
2011 Time-Based (5)	675	$6,224
James M. Ingram
GEAR UP (2)	3,125	$28,813
2009 Annual Incentive (3)	2,000	$18,900
2009 Annual Incentive (3)	2,000	$22,260
2010 Time-Based (4)	405	$4,633
2011 Time-Based(5)	405	3,734
Warren L. Speed
GEAR UP (2)	1,000	$9,220
2009 Annual Incentive (3)	1,250	$11,813
2009 Annual Incentive (3)	1,250	$13,913
2010 Time-Based (4)	270	$3,089
2011 Time-Based (5)	270	$2,489

(1)	On June 1, 2011, in connection with the closing of the combination with Eola Capital LLC, the Compensation Committee granted long-term equity awards to officers that joined the Company as a result of the Eola transaction. These awards included 4,563 time-based restricted stock grants to Mr. Heistand and 1,245 shares to Mr. Pratt that vest 25% in 2012, 2013, 2014 and 2015. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares.

(2)	On January 14, 2008, the Compensation Committee granted restricted stock awards to the company’s officers that vested four years from the date of grant in connection with the Company’s GEAR UP strategic operating plan. Dividends on these shares were paid currently when declared by the Board of Directors.
(3)	On February 3, 2009, the Compensation Committee granted performance-based restricted stock to the Company’s officers. The performance goals related to achievement of certain 2009 operational metrics, all of which were achieved. These grants were scheduled to vest 25% in 2010, 2011, 2012 and 2013. As a result of the transaction with TPG Pantera, certain change in control terms of these restricted stock agreements were triggered, thereby accelerating the vesting on the shares that were scheduled to be paid in 2013. Dividends on these shares accrued from the date of grant at the same rate as on all other shares of the Company’s stock and were paid upon vesting of the underlying shares.
(4)	On July 12, 2010, the Compensation Committee granted time-based restricted stock to the Company’s officers as part of the Company’s three year operating plan that began July 1, 2010. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares. These grants will vest 25% in 2011, 2012, 2013 and 2014, subject to the executive’s continued employment with the Company.
(5)	On January 14, 2011, the Compensation Committee granted time-based restricted stock to the Company’s officers as part of the Company’s three year operating plan that began July 1, 2010. The dividends on these time-based shares accrue from the date of grant at the same rate as on all other shares of the Company’s stock and will be paid upon vesting of the underlying shares. These grants will vest 25% in 2012, 2013, 2014 and 2015, subject to the executive’s continued employment with the Company.
(6)	The value realized upon vesting is determined based on the closing price of the Company’s Common Stock on the date of vesting and does not include dividends that were accrued and paid upon vesting.

Equity Compensation Plan Information

The following table sets forth the securities authorized for issuance under the Company’s equity compensation plans at December 31, 2012:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security Holders	17,760	$0.00	354,088
Equity compensation plans not approved by security holders	—	—	—

Total	17,760	$0.00	354,008

Potential Payments Upon a Change in Control

Change in Control Agreements. As described above, the Company previously entered into Change in Control Agreements with certain of its current and former executive officers. Each Change in Control Agreement provides that, within 10 days after a change in control, the Company is required to pay the applicable executive the product of (i) the executive’s board-approved target bonus for the current fiscal year, multiplied by (ii) the fraction of the fiscal year elapsed by the date of the change in control. Such payment will offset any obligation of the Company to pay a bonus for the fiscal year of the Company in which the change in control occurs. Also, upon a change in control, all outstanding options and stock appreciation rights issued to the executive by the Company will become immediately exercisable, all restrictions with respect to restricted common stock issued by the Company to the executive will lapse and expire and any condition to which such restricted common stock is subject will be deemed to have been satisfied, so that the executive shall be entitled to unrestricted ownership of the common stock, subject to the Company’s tax withholding obligations. Furthermore, to the extent any right held by the executive at the time of such transaction to receive common stock from the Company in the future is subject to restrictions or conditions, all such restrictions will lapse and such conditions will be deemed satisfied. Notwithstanding the automatic equity acceleration provisions of the Change in Control Agreements, however, as discussed below, all award agreements for outstanding shares of restricted stock granted under the 2010 Plan and the 2011 Plan contain provisions that supersede the automatic equity acceleration provisions in the Change in Control Agreements with respect to such awards. In addition, each Change in Control Agreement provides that if the applicable executive’s employment is terminated (other than for cause, or by reason of death or disability) or such executive leaves the Company’s employment for good reason, in each case within 20 months after a change in control, the Company will pay a benefit to the executive equal to the product of (i) his or her base salary plus his or her “average bonus” (which is generally the average of his or her annual bonus accrued in the preceding 3 years), multiplied by (ii) a multiple equal to 2.99 or 2.00, depending on the terms of the applicable agreement. Each of the Change in Control Agreements also give the applicable executive the right to leave the employment of the Company for any reason at any time during the six-month period after the change in control, in which case the Company must pay the executive a benefit equal to one-half of the amount described in the preceding sentence. Severance benefits under the Change in Control Agreements are generally payable in a lump sum on the first day of the seventh month beginning after the month in which the executive’s termination of employment occurred, although certain amounts may be payable sooner. As described below, a change in control has been deemed to have occurred under the Change in Control Agreements. Therefore, any qualifying termination could result in additional payments by the company.

A “change in control” under the Change in Control Agreements generally means any of the following: (i) any change in control of a nature that would be required to be reported under the Exchange Act proxy rules; (ii) any person acquiring beneficial ownership, directly or indirectly, of securities representing 30% or more of the combined voting power of the Company’s outstanding securities; (iii) certain changes in the Company’s Board of Directors; (iv) the approval by the Company’s security holders of certain mergers; (v) the approval by the Company’s security holders of a plan of liquidation by the Company; or (vi) the sale or other transfer of at least 50% of the Company’s gross real estate assets (as measured by GAAP) to a person or persons within a twelve month period, provided the proceeds are not reinvested in similar real estate assets or investments.

Under the Change in Control Agreements, “good reason” means in general: (1) a material diminution in the individual’s position, authority, duties, or responsibilities; (2) a material reduction in the individual’s base salary in effect immediately before the change in control; (3) a material reduction in the individual’s annual or long-term bonus and equity incentive opportunities, as compared to such opportunity or level in effect immediately before the change in control; (4) a failure by the Company to maintain health benefit plans for the individual and his or her family following the change in control or certain reductions in the value of the individual’s health benefits; (5) a material diminution in any budget over which the individual retains authority; (6) the Company’s material relocation of the individual without the individual’s consent; (7) a purported termination of the individual’s employment for cause other than pursuant to the terms of the employment agreement; or (8) a failure of the Company to have a successor assume its obligations.

Under the Change in Control Agreements, “cause” means in general: (1) the continued failure of the individual to perform material responsibilities and duties toward the Company (other than due to mental or physical illness); (2) willful or reckless conduct by the individual that is demonstrably injurious to the Company; (3) the conviction of the individual for a felony; or (4) the commission or omission of any act by the individual that is materially harmful to the best interests of the Company and that constitutes on the part of the individual common law fraud or malfeasance, misfeasance or nonfeasance of duty (other than the individual’s lack of professional qualifications).

Each of the Change in Control Agreements also includes a 280G “better of” provision, meaning, in the event of a change in control as determined under Section 280G of the Internal Revenue Code, the executive will receive whatever provides him or her with the greater after-tax benefit: the full amount of severance payments or a reduced amount so that such payments are not subject to an excise tax, but only as it relates to severance (and not acceleration of equity awards).

Incentive Plans. In addition to the payments and benefits provided pursuant to the terms of the Change in Control Agreements described above, pursuant to the terms of the 2010 Plan, if an individual’s employment is terminated by the Company for any reason other than cause or by the individual for good reason, in each case within the two-year period following the change in control, then, as of the date of the individual’s termination, all restrictions otherwise applicable with respect to incentive restricted shares and restricted share units (including deferred incentive stock units) granted to such individual will lapse, the restricted period will expire and any prescribed conditions will be deemed to be satisfied. Under the 2010 Plan, the definitions of the terms “change in control,” “cause” and “good reason” have generally the same meaning as under the Change in Control Agreements (described above), except that clauses (4), (7) and (8) of the definition of “good reason” do not apply. Under the award agreements for shares of restricted stock currently outstanding under the 2010 Plan (but solely with respect to such shares), the provisions of the 2010 Plan requiring both a change in control and certain employment terminations in order to trigger accelerated vesting of equity awards supersede the provisions of the Change in Control Agreements described above providing for automatic acceleration upon a change in control alone.

The change in control provisions of the 2011 Plan are the same as under the 2010 Plan. Under the award agreements for shares of restricted stock currently outstanding under the 2011 Plan (but solely with respect to such shares), the provisions of the 2011 Plan requiring both a change in control and certain employment terminations in order to trigger accelerated vesting of equity awards supersede the provisions of the Change in Control Agreements described above with respect to awards granted under the 2011 Plan.

Finally, if the Company’s stockholders approve the 2013 Equity Plan, that plan will provide that if the Company experiences a change in control in which outstanding awards under the 2013 Equity Plan will not be assumed, continued or replaced with equivalent awards by the surviving entity, then the Compensation Committee may determine in its sole discretion that (i) all outstanding stock options and stock appreciation rights will immediately vest and become exercisable, and (ii) all restrictions and other conditions applicable to any outstanding restricted shares, restricted share units and other share-based awards, including any vesting requirements, will immediately lapse and any performance goals relevant to such award will be deemed to have been achieved at the target level, with all such awards becoming free from restrictions and, with respect to restricted share units, becoming payable immediately or otherwise upon the earliest permissible date. See “Summary of the 2013 Omnibus Equity Incentive Plan—Change in Control” above.

No Tax Gross-Up Payments. The Company does not provide, and no Named Executive Officer is entitled to receive, any tax gross-up payments in connection with his or her compensation, severance or other benefits provided by the Company.

2012 Change in Control. A change in control was deemed to have occurred under the terms of the Change in Control Agreements and the 2003 Plan on July 31, 2012 when the Company’s stockholders approved the right to convert into shares of Common Stock, at the option of the Company or the holders, shares of the Series E Preferred Stock issued in the TPG Pantera investment transaction. At that time, the following executive officers were parties to Change in Control Agreements or had awards outstanding under the 2003 Plan: Messrs. Heistand, O’Reilly, Lipsey, Pratt, Ingram, Speed and Waltman and Ms. Pope. As a result of the deemed change in control, these executive officers received the following benefits under the terms of their Change in Control Agreements or the awards outstanding under the 2003 Plan:

Name	Prorated Target Bonus (1)	Acceleration of Equity Awards (2)
David R. O’Reilly	$47,192	—
M. Jayson Lipsey	$43,562	$9,368
Mandy M. Pope	$36,301	$21,858
Henry F. Pratt	$47,164	—
James M. Ingram	$38,479	$24,980
Warren L. Speed	$12,705	$15,613
O. Darryl Waltman	$15,247	$6,245

(1)	Prorated target bonus paid pursuant to the Change in Control Agreements.
(2)	Acceleration of equity awards pursuant to the 2003 Plan.

Mr. Heistand waived his rights under his Change in Control Agreement to receive (i) the payment of his prorated targeted bonus as a result of the approval of the conversion and (ii) any payment to which he otherwise would be entitled following the change in control if he were to terminate his employment without good reason.

The following table shows potential payments that would have been provided to the Named Executive Officers (other than the Named Executive Officers who resigned during 2012) upon the occurrence of a change in control and certain termination triggering events, assuming such change in control or terminating event occurred on December 31, 2012.

Name/ Payment or Benefit	Voluntary resignation, termination for cause, death or disability	Involuntary termination without cause or voluntary resignation with good reason following a change in control	Voluntary resignation without good reason within six months following a change in control	No termination following the change in control
James R. Heistand
Cash Severance (1)	$—	$3,588,000	$1,794,000	$—
Acceleration of Equity Awards (2)	$—	$637,320	$—	$—
Total	$—	$4,225,320	$1,794,000	$—

David R. O’Reilly
Cash Severance (1)	$—	$1,663,188	$831,594	$—
Acceleration of Equity Awards (2)	$—	$38,786	$—	$—
Total	$—	$1,701,973	$831,594	$—

M. Jayson Lipsey
Cash Severance (1)	$—	$1,209,793	$604,896	$—
Acceleration of Equity Awards (2)	$—	$168,812	$—	$—
Total	$—	$1,378,605	$604,896	$—

Mandy M. Pope
Cash Severance (1)	$—	$1,028,063	$514,031	$—
Acceleration of Equity Awards (2)	$—	$242,692	$—	$—
Total	$—	$1,270,754	$514,031	$—

Henry F. Pratt III
Cash Severance (1)	$—	$1,505,321	$752,661	$—
Acceleration of Equity Awards (2)	$—	$174,503	$—	$—
Total	$—	$1,679,824	$752,661	$—

(1)	Represents amounts payable at December 31, 2012 pursuant to the Change in Control Agreements. As described above, a change in control has been deemed to have occurred under these agreements on July 31, 2012. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary and vacation pay and distributions of plan balance under the Company’s 401(k) plan.
(2)	Includes the acceleration of restricted stock awards based on the closing price of the Company’s Common Stock ($13.99) on December 31, 2012, plus the dividends accrued through such date.

The following table shows actual payments that were made to the Named Executive Officers whose employment was terminated during 2012.

Name	Termination Date	Payment
Richard G. Hickson	May 10, 2012	$ 975,000(1)
James M. Ingram	August 28, 2012	$ 539,601(2)
Warren L. Speed	October 1, 2012	$ 309,987(3)

(1)	Under the terms of Mr. Hickson’s Retention Agreement, he received a lump sum cash payment equal to two times his 2012 annual salary and bonus potential.
(2)	Under the terms of Mr. Ingram’s Change in Control Agreement, he received a lump sum cash payment equal to 1.495 times his 2012 annual salary plus his average annual bonus over the prior three years.
(3)	Under the terms of Mr. Speed’s Change in Control Agreement, he received a lump sum cash payment equal to 1.495 times his 2012 annual salary plus his average annual bonus over the prior three years.

As previously disclosed, Ms. Pope resigned effective January 25, 2013. In connection with her resignation, the Company agreed to pay her a severance payment of $514,031 calculated in accordance with her Change in Control Agreement.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Change in Control Agreements. The Company has entered into Change in Control Agreements with certain of the Company’s executive officers. See “Potential Payments Upon a Change in Control” above.

Family Relationships. Leland R. Speed, a former director of the Company and its former Chairman Emeritus, is the father of Warren L. Speed, a former Executive Vice President of the Company. As previously disclosed, Leland R. Speed resigned from the Board of Directors on May 31, 2012 in connection with the closing of the TPG Pantera investment. Leland R. Speed received cash compensation of $128,046 for 2012. Upon his departure, the Company paid Mr. Speed $373,750 under the terms of his Change in Control Agreement and entered into a Consulting Agreement with Mr. Speed whereby he will receive a monthly payment of $20,996 for a period of 50 months. Also as previously disclosed, Warren Speed resigned from the Company effective October 1, 2012. Warren L. Speed earned $163,738 in salary, bonus and stock awards for 2012. As previously disclosed, in connection with Warren L. Speed’s resignation effective October 1, 2012, the Company paid Warren L. Speed cash severance of $309,987. In addition, the Company entered into a Consulting Agreement with Warren L. Speed whereby Mr. Speed receives a monthly consulting fee of $42,503 for a period of six months following October 21, 2012.

Michael J. Lipsey, a former director of the Company, is the father of M. Jayson Lipsey, Executive Vice President and Chief Operating Officer of the Company. As previously disclosed, Michael J. Lipsey resigned from the Board of Directors on May 31, 2012 in connection with the closing of the TPG Pantera investment. Jayson Lipsey earned $656,412 in salary, bonus and stock awards for 2012.

Consulting Agreements. In addition to the Consulting Agreements described above for Leland R. Speed and Warren L. Speed, the Company also has entered into Consulting Agreements with Mr. Ingram and Ms. Pope in connection with their resignations from the Company. See “Compensation of Executive Officers—Compensation Discussion & Analysis—Severance and Transition Arrangements.”

Eola Transactions. On May 18, 2011, the Company closed on the Contribution Agreement pursuant to which Eola contributed its property management company (the “Management Company”) to the Company. Eola’s principals contributed the Management Company to Parkway for initial consideration of $32.4 million in cash and contingent consideration of 1.8 million units of limited partnership interest in Parkway’s operating partnership (“OP Units”) to Eola’s principals through an earn-out and earn-up arrangement based on the achievement by the Management Company of certain targeted annual gross fee revenue for the balance of 2011 and 2012. On December 30, 2011, the Company and the former Eola principals, including Messrs. Heistand, Pratt and O’Reilly, each one of the Company’s Named Executive Officers, amended certain post-closing provisions of the Contribution Agreement to provide, among other things, that if the Management Company achieved annual revenues in excess of the original 2011 target, all OP Units subject to the 2011 earn-out, the 2012 earn-out and the earn-up will be deemed earned and paid when the 2011 earn-out payment is made. Based on the Management Company revenue for 2011, the target was achieved, and on February 28, 2012 an aggregate of 1.8 million OP Units were earned and issued to Eola’s principals, including 819,474 OP units to Mr. Heistand, 129,685 OP units to Mr. Pratt and 92,632 OP units to Mr. O’Reilly. These OP units were exchanged during 2012 pursuant to their terms into an equal number of shares of the Company’s common stock. The Contribution Agreement and the subsequent amendment were approved by the Company’s Board of Directors.

Through the Management Company, the Company currently manages and/or leases third-party assets totaling approximately 11.8 million square feet, approximately 8.5 million square feet of which are currently owned by entities in which Messrs. Heistand and Pratt have direct or indirect ownership interests ranging from approximately 0.1% to 21.4% and from approximately 0.1% to 1.4%, respectively, with a weighted average ownership percentage of approximately 5.2% and approximately 0.3%, respectively. In 2012, the Company received an aggregate of approximately $9.7 million for reimbursements of building operating costs and earned an aggregate of approximately $8.7 million in management fees under the management agreements with these entities. The management agreements with each of these entities were negotiated at arms-length and contain economic terms comparable to the other third-party property management agreements that the Company currently has in place.

In addition, Rudolfo Prio-Touzet, a former director of the Company, has direct or indirect ownership interests in approximately 6.2 million square feet of third-party assets managed by the Management Company. Mr. Prio-Touzet has direct or indirect ownership interests ranging from approximately 2.5% to 21.3%, with a weighted average ownership percentage of approximately 8.9% in these assets. In 2012, the Company received an aggregate of approximately $4.2 million for reimbursements of building operating costs and earned an aggregate of approximately $2.4 million in management fees under the management agreements with entities owning these assets. The management agreements with each of these entities were negotiated at arms-length and contain economic terms comparable to the other third-party property management agreements that the Company currently has in place.

In connection with the amendment to the post-closing provisions of the Contribution Agreement discussed above, Messrs. Heistand, Pratt and Prio-Touzet have agreed to pay the Company 100% of any distribution received from certain properties owned directly or indirectly by them.

Related Party Interests in Acquired Asset. On November 15, 2012, the Company acquired Westshore Corporate Center, a 170,000 square foot office property located in the Westshore submarket of Tampa, Florida, for a net purchase price of $22.5 million, excluding closing costs, which was funded with approximately $8.8 million in cash and the assumption of approximately $14.5 million of debt secured by the property. At the time of the acquisition, Messrs. Heistand and Prio-Touzet had an approximate 3.5% and 6.3% ownership interest in Westshore Corporate Center, respectively. Pursuant to the terms of the Contribution Agreement discussed above, Messrs. Heistand and Prio-Touzet were obligated to pay to the Company 100% of any distribution received by them from the sale. Accordingly, the Company received a $673,000 credit related to the transaction, which represents 100% of the distribution due to Messrs. Heistand and Prio-Touzet from the transaction.

Investment in Related Party Entity. Additionally, in 2011, an affiliate of the Company made a $3.5 million preferred equity investment in an entity 21% owned by Mr. Heistand. This investment was negotiated at arm’s length and provides that the Company will be paid a preferred equity return equal to 7% per annum of the preferred equity outstanding. In 2012, the Company received preferred equity distributions on this investment in the aggregate amount of $184,000. This preferred equity investment was approved by the Company’s Board of Directors.

TPG Pantera Transaction. As discussed above, on June 5, 2012, TPG Pantera acquired 4,300,000 shares of the Company’s Common Stock at a purchase price of $11.25 per share and 13,477,778 shares of Series E Preferred Stock at a purchase price and liquidation preference of $11.25 per share, for an aggregate investment in the Company by TPG Pantera of $200 million pursuant to the Purchase Agreement. At a special meeting of stockholders held on July 31, 2012, the stockholders approved, among other things, the right to convert, at the option of the Company or the holders, shares of the Series E Preferred Stock into shares of the Company’s Common Stock. On August 1, 2012, the Company delivered a conversion notice to TPG Pantera and all shares of Series E Preferred Stock were converted into common stock on a one-for-one basis.

In connection with closing under the Purchase Agreement, the Company and TPG Management entered into a Management Services Agreement that sets forth certain financial advisory services previously provided by and to be provided by, and fees to be paid to TPG Management, in connection with TPG Pantera’s investment in the Company and TPG Management’s ongoing services to the Company. As provided in the Management Services Agreement, on June 5, 2012 the Company paid TPG Management a transaction fee of $6.0 million and reimbursed TPG Management $1.0 million of its reasonable out-of-pocket expenses incurred by it and its affiliates in connection with TPG Pantera’s investment in the Company. Furthermore, pursuant to the Management Services Agreement and in exchange for certain ongoing advisory and consulting services, the Company agreed to pay to TPG Management a monitoring fee equal to $600,000 for the first year following the closing under the Purchase Agreement and $1.0 million per year thereafter for so long as TPG Pantera has the right to appoint four of the nine members of the Company’s Board of Directors. In each case, the monitoring fee will be reduced proportionately based on TPG Pantera’s board representation rights under the Stockholders Agreement, as described below. The monitoring fee is payable quarterly when the Company pays its Common Stock dividend and is payable 50% in cash and, subject to certain limitations, 50% in shares of Common Stock. The monitoring fee is in lieu of director fees otherwise payable to the TPG Pantera-nominated members of the Board of Directors.

Also in connection with closing under the Purchase Agreement, the Company, TPG Pantera and TPG Management entered in to the Stockholders Agreement (defined above) pursuant to which, among other things, (i) TPG Pantera has the right to nominate a specified number of directors to the Company’s Board of Directors and to each committee of the Board of Directors determined based on its level of ownership in the Company, for so long as TPG Pantera owns 5% or more of the Company’s outstanding Common Stock, and (ii) TPG Pantera has the right to consent to certain actions related to the Company’s corporate existence and governance, including any change in the rights and responsibilities of either the investment committee of the Board of Directors or the compensation committee of the Board of Directors, for so long as TPG Pantera’s ownership percentage of the Company’s Common Stock is equal to or greater than 22.5%, other than in connection with any change in control. See “Recent Changes in the Company’s Stockholder Base” and “Recent Changes in the Board of Directors” above.

Pursuant to the terms of the Stockholders Agreement, TPG Pantera also has the right to consent to certain actions related to the Company’s corporate existence and governance, including any change in the rights and responsibilities of either the investment committee of the board or the compensation committee of the Board of Directors, for so long as TPG Pantera’s ownership percentage of Common Stock is equal to or greater than 22.5%, other than in connection with any change in control. In addition, for so long as TPG Pantera’s ownership percentage of Common Stock is equal to or greater than 5%, other than in connection with any change in control, the rights and responsibilities of the investment committee of the Board of Directors will include (i) except for certain permitted issuances relating to outstanding rights to purchase or acquire the Company’s capital stock, compensation arrangements and acquisition transactions, any sale or issuance of any capital stock or other security, (ii) any incurrence of indebtedness with a principal amount greater than $20 million, and (iii) any other matters over which the investment committee currently has approval authority, including without limitation material asset acquisitions and dispositions. During such period, the rights and responsibilities of the compensation committee of the Board of Directors will include (i) the hiring or termination of any the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or Chief Investment

Officer, or any material change in any of the duties of any such executive officer, and (ii) any approval of future compensation arrangements for such officers. During such period, the Board of Directors may not approve such matters without the affirmative approval of the investment committee or the compensation committee, as applicable.

In addition to the foregoing, under the Stockholders Agreement TPG Pantera has a pre-emptive right to participate in the Company’s future equity issuances, subject to certain conditions, for so long as TPG Pantera (together with its affiliates) owns at least 10% of the Company’s outstanding Common Stock. However, TPG Pantera’s pre-emptive rights with respect any equity issuances of Common Stock or securities convertible into or exercisable for Common Stock are subject to stockholder approval of such rights at least once during each five-year period after closing. The Stockholders Agreement also provides for customary registration rights with respect to TPG Pantera’s Common Stock held by TPG Pantera and its permitted transferees and by TPG Management. Pursuant to such registration rights, beginning one year after closing, TPG Pantera has, subject to certain limitations, the right to require the Company to register TPG Pantera’s securities on three separate occasions and has limited piggyback registration rights in connection with offerings by other stockholders. In addition, TPG Pantera agreed to certain customary standstill provisions through the earliest of (i) the time that TPG Pantera (together with its affiliates) no longer collectively owning at least 5% of the Company’s Common Stock (assuming full conversion of the Series E Preferred Stock), (ii) the fifth anniversary of the closing under the Purchase Agreement, and (iii) the occurrence of a change of control transaction.

Related-Party Transactions Policies and Procedures. In March 2007, the Board of Directors adopted the written “Related-Party Transactions Policies and Procedures” that states that the Company’s Audit Committee is responsible for the review, approval and ratification of transactions with executive officers, directors, nominees, greater than five percent owners of Company stock, or immediate family members of any of the foregoing (“related persons”).

The policy requires that any newly proposed transaction between the Company and a related person must be submitted to the Audit Committee for approval if the amount involved in the transaction is greater than $100,000 in a calendar year, the Company is a participant, and any related person has or will have an interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity) (“interested transactions”). If advance approval is not feasible, then the interested transaction will be considered for ratification at the next regularly scheduled meeting of the Audit Committee. In making its determination, the Audit Committee will consider, among other factors, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. On-going related person transactions are reviewed on an annual basis. No director will participate in any discussion or approval of an interested transaction for which he or she is a related party.

The following interested transactions do not require pre-approval by the Audit Committee:

1.	Any employment by the Company of an executive officer of the Company if (a) the related compensation is required to be disclosed in the Company’s proxy material or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy material if the executive officer was a “named executive officer” and the Company’s Compensation Committee approved, or recommended that the Board of Directors approve, such compensation.

2.	Any compensation paid to a director if the compensation is required to be disclosed in the Company’s proxy material.

3.	Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or less than 10 percent beneficial owner, if the aggregate amount involved does not exceed the greater of $250,000 or two percent of that company’s total annual revenues.

4.	Any charitable contributions by the Company to an entity at which the related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $100,000 or two percent of the charitable organization’s total annual receipts.

5.	Any transaction where the related person’s interest arises solely from the ownership of Common Stock and all holders of Common Stock receive the same benefit on a pro rata basis.

6.	Any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

The Chair of the Audit Committee has the authority to pre-approve or ratify any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new interested transaction deemed pre-approved pursuant to paragraph (3) or (4) above and each new interested transaction pre-approved by the Chair will be provided to the Audit Committee for its review.

OWNERSHIP OF COMPANY STOCK

Security Ownership of Certain Beneficial Owners

To the best of the Company’s knowledge, no person or group (as those terms are used in Section 13(d)(3) of the Exchange Act, beneficially owned, as of March 21, 2013 (the record date for the Meeting) more than five percent of the Common Stock, except as set forth in the following table.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned		Percent of Common Stock (1)
TPG Funds (2) 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	23,618,177	(3)	42.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,287,261	(4)	7.6%

(1)	Based on 56,110,959 shares of Common Stock outstanding on March 21, 2013.
(2)	TPG Funds refers to TPG Advisors VI-AIV, Inc. and TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”), collectively.
(3)	Total includes 23,599,778 shares held by TPG Pantera, whose general partner is TPG Advisors VI-AIV, Inc., a Cayman corporation. Total also includes 18,399 shares held by TPG Management, whose sole member is TPG Capital Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II Sub, L.P., a Delaware limited partnership, whose general partner is TPG Holdings, II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is Group Advisors. David Bonderman and James G. Coulter are officers and sole shareholders of TPG Advisors VI-AIV, Inc. and directors, officers and sole shareholders of Group Advisors and may therefore be deemed to beneficially own the shares held by TPG Pantera and TPG Management. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by TPG Pantera and TPG Management except to the extent of their pecuniary interest therein. The address of TPG Advisors VI-AIV, Inc., Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)

Based upon an amended Statement on Schedule 13G filed on February 11, 2013 with the SEC that indicated that The Vanguard Group, Inc. has sole dispositive power with respect to 4,233,915 shares of Common Stock, shared dispositive power with respect to 53,346 shares of Common Stock, sole voting power with respect to 67,546 shares of Common Stock, and shared voting power with respect to 18,000 shares of

Common Stock. The Schedule 13G further indicated that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of and directs the voting of 29,946 shares of Common Stock as a result of its serving as investment manager of collective trust accounts and that Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 61,000 shares of Common Stock as a result of its serving as investment manager of Australian investment offerings.

Security Ownership of Management

The following table sets forth the shares of Common Stock beneficially owned, as of March 21, 2013 (the record date for the Meeting), by each director, nominee for director and Named Executive Officer of the Company and by the directors, nominees and executive officers as a group. Unless otherwise stated, each person has sole voting and investment power with respect to the shares of Common Stock set forth in the table. Unless otherwise indicated below, the address for the Company’s directors and executive officers is c/o Parkway Properties, Inc., 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801.

	Amount and Nature of Beneficial Ownership				Percent of Common Stock (1)
	Common Stock	Restricted Stock	Total Beneficial Ownership
Avi Banyasz (2)	—	—	—		*
Charles T. Cannada	25,884	—	25,884	(3)	*
Edward M. Casal	6,592	—	6,592		*
Kelvin L. Davis (4)	—	—	—		*
Laurie L. Dotter	18,384	—	18,384	(5)	*
James R. Heistand	1,152,672	64,564	1,217,236	(6)	2.2%
Richard G. Hickson IV	2,600	—	2,600	(7)	*
C. William Hosler (8)	—	—	—		*
James M. Ingram	33,983		33,983	(9)	*
M. Jayson Lipsey	17,609	16,105	33,714		*
Adam S. Metz (10)	—	—	—		*
Brenda J. Mixson	21,705	—	21,705	(11)	*
David R. O’Reilly	109,815	2,025	111,840	(12)	*
Mandy M. Pope	20,960	—	20,960	(13)	*
Henry F. Pratt III	130,842	17,608	148,450		*
Warren L. Speed	37,071	—	37,071	(14)
Directors and executive officers as a group (18 individuals)	1,585,050	107,792	1,692,842		3.0%

*	Less than 1%.
(1)	Based on 56,110,959 shares of Common Stock outstanding on March 21, 2013.
(2)	Mr. Banyasz is a TPG Nominated Director. Mr. Banyasz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Banyasz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	Does not include 500 shares of Common Stock held by Mr. Cannada’s wife, as to which Mr. Cannada disclaims beneficial ownership. Mr. Cannada and his wife also own 2,400 shares of 8.00% Series D cumulative redeemable preferred stock (“Series D preferred stock”) that do not have voting rights at the Meeting.
(4)	Mr. Davis is a TPG Nominated Director. Mr. Davis does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Davis is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(5)	Ms. Dotter also owns 900 shares of Series D preferred stock that do not have voting rights at the Meeting.

(6)	Includes 45,000 shares of Common Stock held by ACP-JRL Partnership, Ltd, a family limited partnership, as to which Mr. Heistand disclaims beneficial ownership except to the extent of his pecuniary interest therein. Also includes 1,147,000 shares of Common Stock pledged as security for a line of credit with TD Ameritrade.
(7)	Mr. Hickson resigned from the Company effective May 10, 2012.
(8)	Mr. Hosler is a TPG Nominated Director. Mr. Hosler does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Hosler is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(9)	Mr. Ingram resigned from the Company effective August 28, 2012.
(10)	Mr. Metz is a TPG Nominated Director. Mr. Metz does not have voting or investment power over, and disclaims beneficial ownership of, the shares held by TPG Pantera and TPG Management. The address for Mr. Metz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(11)	Ms. Mixson also owns 4,000 shares of Series D preferred stock that do not have voting rights at the Meeting. Includes 921 shares of Common Stock pledged as security for a margin line of credit, and 1,000 shares of Common Stock pledged as security for a personal loan.
(12)	Includes 93,087 shares of Common Stock pledged as security for a margin line of credit by Mr. O’Reilly.
(13)	Ms. Pope resigned from the Company effective January 25, 2013. Ms. Pope has a margin account at a broker that allows her to borrow against the securities, including 20,134 shares of Common Stock, in the related brokerage account.
(14)	Mr. Speed resigned from the Company effective October 1, 2012. Includes 7,286 shares of Common Stock Mr. Speed owns as custodian for his children. Does not include 1,000 shares of Common Stock held by Mr. Speed’s wife, as to which Mr. Speed disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, officers and more than 10% stockholders of the Company to file reports with the SEC to report a change in ownership within two business days following the day on which the transaction occurs. Based on a review of the copies of such reports furnished to the Company, the Company believes that during 2012, no directors, executive officers or 10% stockholders of the Company were late in filing reports under Section 16(a), except that two Form 4 filings, each reporting an acquisition of equity in the Company, by each of TPG Group Holdings (SBS) Advisors, Inc., David Bonderman and James G. Coulter, as beneficial owners of more than 10% of the Company’s Common Stock, were filed late.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company is composed of four directors, each of whom meets the current independence and experience requirements of the NYSE and the SEC. The Audit Committee operates under a written charter. A complete copy of the Audit Committee charter is available on the Company’s website (www.pky.com) under “Investors.” The Board of Directors has determined that Charles T. Cannada, Laurie L. Dotter, Adam S. Metz and C. William Hosler are “Audit Committee financial experts” as defined in the current rules of the SEC.

Management is primarily responsible for the Company’s financial statements and reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. It is not the duty or the responsibility of the Audit Committee to conduct auditing or accounting reviews or related procedures. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. Those meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm without management being present. The Committee met seven times during 2012, and the Chairman of the Committee met individually on a number of occasions with the Company’s independent registered public accounting firm and management. In the course of fulfilling its oversight responsibilities, the Committee met with both management and Ernst & Young LLP, the Company’s independent registered public accounting firm for 2012, to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with the Company’s independent registered public accounting firm matters required to be discussed, pursuant to United States Auditing Standards Section 380, The Auditor’s Communication with Those Charged with Governance including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with Ernst & Young LLP matters relating to its independence and has received from Ernst & Young LLP the written disclosures and letter required by the Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee also has received from Ernst & Young LLP and reviewed Management’s Report on Internal Control Over Financial Reporting required to be reviewed pursuant to Section 303A.07(c)(iii)(A) of the NYSE listing standards.

On the basis of the reviews and discussions the Audit Committee has had with the Company’s independent registered public accounting firm and management, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Submitted by:

LAURIE L. DOTTER, CHAIR

CHARLES T. CANNADA

C. WILLIAM HOSLER

ADAM S. METZ

Policy For Pre-Approval of Audit and Permitted Non Audit Services

The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of audit and permitted non-audit services between Audit Committee meetings where accounting work and associated fees are $25,000 and under. All audit, audit-related and tax services provided by Ernst & Young LLP for the year ended December 31, 2012 and provided by KPMG LLP for the year ended December 31, 2011 either were pre-approved by the Audit Committee or were approved pursuant to the Audit Committee’s pre-approval policy.

Auditor Fees and Services

The following table shows the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young LLP for fiscal 2012 and KPMG LLP for fiscal 2011:

	2012	2011
Audit Fees (1)	$866,900	$600,000
Audit-Related Fees (2)	230,800	284,700
Tax Fees (3)	12,000	47,750
All Other Fees	—	—

Total	$1,109,700	$932,450

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s financial statements and review of its quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees also include travel and lodging costs incurred in connection with the rendering of audit services.
(2)	Audit-related fees consisted primarily of accounting consultations, services related to business acquisitions and divestitures and other attestation services. For 2012, audit-related fees included $201,000 related to property audits of certain assets that were purchased during 2012, and $85,600 related to the June 5, 2012 equity capital transaction with TPG Pantera. For 2011, audit-related fees included $141,700 related to the May 18, 2011, combination with Eola Capital LLC and the property audits of certain assets that were purchased on behalf of Parkway Properties Office Fund II, LP.
(3)	Tax fees consisted of tax return preparation for Parkway Properties Office Fund, LP and Parkway Properties Office Fund II, LP.

The Audit Committee of the Board of Directors has considered whether provision of the services described above is compatible with maintaining the independence of the Company’s independent registered public accounting firm and has determined that those services have not adversely affected Ernst & Young LLP or KPMG LLP’s independence.

OTHER MATTERS

So far as management of the Company is aware, no matters other than those outlined in this Proxy Statement will be presented at the Meeting for action on the part of the stockholders. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares of Common Stock to which the proxy relates in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jeremy R. Dorsett

Executive Vice President,

General Counsel and Secretary

Orlando, Florida

APPENDIX A

PARKWAY PROPERTIES, INC.

AND PARKWAY PROPERTIES, L.P.

2013 OMNIBUS EQUITY INCENTIVE PLAN

1.    Introduction.

Parkway Properties, Inc. (the “Company”) established the Parkway Properties, Inc. and Parkway Properties, L.P. 2013 Omnibus Equity Incentive Plan (the “Plan”), effective on the date on which the Board (as defined below) initially adopts the Plan, subject to approval of the Plan by the Company’s stockholders. As of the date on which the Company’s shareholders approve the Plan, no further awards may be granted under the Parkway Properties, Inc. 2010 Omnibus Equity Incentive Plan, as restated to incorporate Amendment No. 1 (the “Prior Plan”); however, any awards under the Prior Plan that are outstanding as of such date shall continue to be subject to the terms and conditions of the Prior Plan.

2.    Purpose.

The purposes of the Plan are to promote the growth and success of the Company and Parkway Properties, L.P. (the “Partnership”) by aligning the interests of Employees, Directors and Consultants with those of the Company’s shareholders and to attract, retain, and reward Employees, Directors and Consultants. To serve these purposes, the Plan offers equity-based incentive awards.

3.    Definitions.

As used in this Plan:

(a) “Award Agreement” shall mean a written agreement entered into between the Company and a Participant or other documentation issued by the Company, in either case setting forth the terms and conditions applicable to an award granted under the Plan. An Award Agreement shall be subject to the terms of the Plan.

(b) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(c) “Committee” shall mean a committee of the Board of Directors of the Company, which committee shall be composed of those members of the Compensation Committee of the Board of Directors who are non-employee directors as that term is defined under Securities and Exchange Commission Rule 16b-3 and outside directors as that term is defined for the purposes of the Internal Revenue Code section 162(m), provided that, should there be fewer than two members of the Compensation Committee who are both non-employee directors and outside directors, the Committee shall be composed of two or more members of the Board of Directors designated by the Board who are non-employee directors and outside directors, including anyone who is a member of the Compensation Committee.

(d) “Common Shares” or “Shares” shall mean the shares of common stock, $0.001 par value, of the Company.

(e) “Consultant” shall mean any consultant or advisor of the Company, the Partnership or any Subsidiary who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

(f) “Director” shall mean a member of the Board of Directors of the Company.

(g) “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 12(b) hereof.

(h) “Employee” shall mean an employee of the Company, the Partnership or a Subsidiary.

(i) “Fair Market Value” of a Common Share shall mean, on a given date,

(i) If the Common Shares are (A) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (B) listed on any national market system or (C) listed, quoted or traded on any automated quotation system, the Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Common Shares are regularly quoted by a recognized securities dealer, the Fair Market Value shall be the average of the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) If the Common Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

(j) “Full Value Award” shall mean any award that is settled in Shares other than: (A) an Option or (B) a Stock Appreciation Right.

(k) “Internal Revenue Code” or “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(l) “Misconduct” shall mean conduct of a Participant that, in the Committee’s judgment, constitutes:

(i) a commission of an act of theft, embezzlement, fraud, dishonesty, or other criminal act, harmful to the Company, the Partnership or a Subsidiary,

(ii) a breach of a fiduciary duty owed to the Company, the Partnership or a Subsidiary,

(iii) a deliberate and serious disregard of rules of the Company, the Partnership or a Subsidiary,

(iv) an unauthorized disclosure of any of the trade secrets or confidential information of the Company, the Partnership or a Subsidiary, or

(v) competition with the Company, the Partnership or a Subsidiary.

(m) “Option” shall mean an option awarded pursuant to Section 8 to purchase a Common Share and may refer to an incentive stock option (“ISO” or “incentive stock option”) as defined in Internal Revenue Code section 422, or a nonstatutory stock option (that is, an option that is not an ISO).

(n) “Participant” shall mean an Employee, Director or Consultant who holds an outstanding award under the Plan.

(o) “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Parkway Properties, L.P., as amended from time to time.

(p) “Performance Goal” shall mean an objective test of performance based on one or more of the following criteria: revenue; earnings; net earnings; operating earnings; earnings before taxes; earnings before income tax expense, interest expense, and depreciation and amortization expense (“EBITDA”); earnings per Share; stock price; costs; return on equity; return on assets; assets management; asset quality; asset growth; budget achievement; net operating income (“NOI”); average occupancy; year-end occupancy; funds from operations (“FFO”); adjusted funds from operations (“AFFO”); funds available for distribution (“FAD”); dividend or FAD payment; total shareholder return on an absolute basis or a relative basis measured against comparable peers or a real estate index; leverage ratios; capital expenditures; customer satisfaction survey results; property operating expense savings; design, development, permitting, or other progress on designated properties; third-party fee generation; leasing goals; goals relating to acquisitions or divestitures, targeted financing, or capital market objectives; lease retention; liability management; credit management; certain levels of operating expense; growth in assets, unit volume, revenue, sales, or market share; or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, or cost targets. Performance Goals may differ from Participant to Participant and award to award and may be established for the Company as a whole, on a per Share basis, or for the Company’s various properties, groups, divisions, or Subsidiaries or the Partnership, or a combination of them. Performance Goals may be based on absolute performance or on performance relative to performance of unrelated businesses specified by the Committee, on other external measures of the selected performance criteria, or on comparison to any prior period or to budget or target. All calculations and financial accounting matters relevant to this Plan and to which GAAP applies shall be determined in accordance with GAAP as in effect on the date of an award, except as otherwise specified by the Committee. For example, the Committee may specify that the measurement of performance shall include or exclude particular items, such as losses from discontinued operations, debt prepayment penalties, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, or nonrecurring gains or loss.

(q) “Permanent Disability” shall mean a medically determinable physical or mental impairment that may be expected to result in death or to last at least a year and that renders a Participant incapable of performing that Participant’s duties with the Company. A determination of disability shall be made by the Committee in a uniform, nondiscriminatory manner on the basis of medical evidence. Notwithstanding the foregoing, in the case of a determination that would accelerate payment of Restricted Share Units or other awards or amounts that are deferred compensation subject to Code section 409A, a Participant shall be considered to have a “Permanent Disability” only if the Participant is “disabled” within the meaning of Code section 409A or the regulations issued under that section.

(r) “Profits Interest Unit” or “LTIP Unit” shall mean, to the extent authorized by the Partnership Agreement (as either a “Profits Interest Unit” or an “LTIP Unit”), a unit of the Partnership that is granted pursuant to Section 12(c) and is intended to constitute a “profits interest” within the meaning of the Code.

(s) “Restricted Period” shall mean the period described in Section 10(b)(i) or Section 11(b)(i).

(t) “Restricted Share” shall mean an award granted pursuant to Section 10.

(u) “Restricted Share Unit” or “RSU” shall mean an award granted pursuant to Section 11.

(v) “Stock Appreciation Right” or “SAR” shall mean an award granted pursuant to Section 9.

(w) “Subsidiary” shall mean a corporation, partnership, joint venture, or other entity in which the Company has an equity, profit, or voting interest of at least 50 percent.

4.    Administration.

The Committee shall administer the Plan. The Committee shall have all the powers vested in it by the terms of the Plan. The Committee shall have full authority to interpret the Plan and Award Agreements, to prescribe, amend, and rescind rules and regulations relating to the Plan, and to make any determinations it finds necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems desirable. Any decision of the Committee in the administration of the Plan shall be in its sole discretion and conclusive. The Committee may act only by a majority of its members in office, except that:

(a) The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(b) The Committee may delegate ministerial duties and authority to interpret the Plan and respond to claims to a Senior Vice President or an Executive Vice President, provided that the Committee may not delegate authority to (i) grant or amend awards that are (A) held by individuals who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (B) intended to qualify for the performance based exception under Code section 162(m), or (C) held by officers of the Company (or Directors) to whom authority to grant or amend awards has been delegated, or (ii) with respect to the certification of the satisfaction of Performance Goals.

No Committee member and no delegate of the Committee shall be liable for any determination made in good faith with respect to the Plan, an award, or a Participant.

5.    Shares Subject to Plan and Limits on Awards.

(a) Share Available. Subject to adjustment pursuant to Section 14, the maximum number of Common Shares with respect to which awards may be granted under the Plan is three million two hundred fifty thousand (3,250,000) (the “Share Limit”); provided, however, that the maximum aggregate number of Shares available for issuance under the Plan in settlement of any Full Value Award shall be one million two hundred fifty thousand (1,250,000) and provided, further, that the maximum aggregate number of Shares available for issuance under the Plan in settlement of Options and Stock Appreciation Rights shall be two million (2,000,000). Any Shares distributed pursuant to an award may consist, in whole or in part, of authorized and unissued Common Shares or Common Shares purchased on the open market.

(b) Limits on Awards. Subject to adjustment pursuant to Section 14, the following additional limits shall apply to awards under the Plan:

(i) The maximum aggregate number of Common Shares that may be issued pursuant to incentive stock options granted under the Plan is two million (2,000,000).

(ii) The aggregate number of Common Shares that may be made subject to awards granted under the Plan to any individual Participant during any one calendar year may not exceed one million two hundred fifty thousand (1,250,000).

(c) Grant of Awards. If any Shares subject to an award are forfeited or expire or such award is settled for cash (in whole or in part), the Shares subject to such award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of award under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Share Limit and shall not be available for future grants of award: (A) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option; (B) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or a Stock Appreciation Right; (C) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (D) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company at the same price paid by the Participant so that such Shares are returned to the Company shall again be available for awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5(c), no Shares may again be optioned, granted or awarded if such action would cause an ISO to fail to qualify as an incentive stock option under Section 422 of the Code.

(d) Full Value Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, Full Value Awards made to Employees shall become vested over a period of not less than three years (or, in the case of vesting based upon the attainment of Performance Goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the period over which performance is evaluated) following the date the award is made; provided, however, that, notwithstanding the foregoing, the Committee may provide that such vesting restrictions may lapse or be waived upon the Participant’s death, disability, retirement, any other specified termination of service or the consummation of a Change in Control (as defined below).

6.    Eligibility.

Employees, Directors and Consultants shall be eligible to receive awards under the Plan, provided that no Employee, Director or Consultant shall be entitled to an award except as determined by the Committee or as provided by any Independent Director Compensation Policy described in Section 13.

7.    Awards.

(a) Types of Awards. Awards under the Plan may be in the form of: Options (either incentive stock options, within the meaning of Code section 422, or nonstatutory stock options), Stock Appreciation Rights, Restricted Shares, Restricted Share Units, Profits Interest Units, Dividend Equivalent Rights and other Share based awards (as described in Section 12).

(b) Award Agreements. The Committee shall set forth the terms of each award in an Award Agreement. An Award Agreement may contain any provision approved by the Committee, subject to the terms of the Plan. An Award Agreement may make provision for any matter that is within the discretion of the Committee or may reserve for the Committee discretion to approve or authorize any action with respect to the award.

(c) Nonuniform Determinations. The Committee’s determinations under the Plan or Award Agreements, including, without limitation, the selection of Participants to receive awards, the type, form, amount, and timing of awards, and the terms of specific Award Agreements, need not be uniform, regardless of whether Participants are similarly situated.

(d) Qualification for Section 162(m) Exception.

(iii) Committee’s Certification of Satisfaction of Performance Goals. If the exercisability, payment, or vesting of an award is conditioned upon the satisfaction of Performance Goals, and the award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the condition shall not be considered satisfied, and the award shall not be exercisable, payable, or vest, as applicable, unless the Committee certifies that the Performance Goal has been satisfied.

(iv) Satisfaction of Other Requirements. To the extent an award is intended to qualify for the exception under Code section 162(m) for performance-based pay, the Committee shall make such provisions in Award Agreements and follow such procedures as may be required to satisfy the conditions of the exception. By way of example, the Committee shall establish any Performance Goal associated with such an award by the time within the performance period required for such exception, and the payment terms for such an award shall conform to the requirements of the exception.

(e) Discretion. The Committee shall have no discretion to increase the amount of an outstanding award but may reserve discretion to decrease the amount of an outstanding award or the extent to which it is exercisable or payable.

(f) Provisions Governing All Awards. All awards will be subject to the following provisions:

(i) Transferability. An award shall not be transferable other than by will or the laws of descent and distribution. Awards requiring exercise shall be exercisable during the lifetime of a Participant only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative.

(ii) Employment Rights. Neither the adoption of the Plan nor the grant of an award shall confer on a Participant the right to continued employment with the Company, the Partnership or a Subsidiary, nor shall it interfere with the right of the Company, the Partnership or a Subsidiary to terminate a Participant’s employment at any time for any reason, with or without cause.

(g) Prohibition on Repricing of Options and Stock Appreciation Rights. Except for adjustments pursuant to Section 14, the exercise price of an Option or a Stock Appreciation Right may not be repriced. For purposes of this Section, repricing means any of the following or any other action that has the same effect:

(i) reduction of the exercise price after the grant of the Option or Stock Appreciation Right;

(ii) any other action that is treated as a repricing under generally accepted accounting principles; or

(iii) cancellation of an Option or Stock Appreciation Right when its exercise price exceeds the Fair Market Value of the underlying Common Shares, in exchange for cash or another Option, Stock Appreciation Right or stock-based award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(h) Misconduct. Should the Committee determine that a Participant has committed Misconduct, then the Participant shall forfeit all rights under outstanding awards and all further benefits under or attributable to the Plan, so neither the Participant nor his estate or successors shall be entitled to exercise outstanding Options and Stock Appreciation Rights, become vested in Restricted Shares, Restricted Share Units, Profits Interest Units, Dividend Equivalents or other awards, be paid any Shares or amounts remaining to be paid upon settlement of an award or due under a deferred payment arrangement with respect to an award, or otherwise be entitled to any further benefit under or attributable to the Plan. Before making such a determination, the Committee shall give the Participant a reasonable opportunity to be heard.

(i) Recoupment of Awards.

(i) The Committee may provide in an Award Agreement or in a policy applicable to an award under this Plan that, under conditions specified in the Award Agreement or policy, the Participant shall forfeit all rights under the award and all further benefits under or attributable to the award or the Plan, and the Participant shall be obliged to pay back or return to the Company amounts or Shares previously paid, distributed, or vested under the award, including dividends and Dividend Equivalents. Such conditions may include, by way of illustration and not by way of limitation, the occurrence of an error in financial statements that results in the payment of a greater amount of performance-based compensation than would have been paid based on correct financial statements.

(ii) All awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any award or upon the receipt or resale of any Shares underlying the award) shall be subject to the provisions of any claw-back policy implemented by the Company, including without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

(iii) This paragraph and Paragraph 7(h) shall be construed independently of each other; one shall not limit the application of the other.

8.    Options.

(a) Option Grants. The Company shall grant Options to Participants under the Plan in such number, upon such terms, and at such times as the Committee shall determine.

(b) Terms of Options. The Award Agreement for an Option shall set forth such terms and conditions as the Committee shall determine and as are consistent with the Plan, including the following:

(i) Exercise Price. The Committee shall determine the exercise price of each Common Share subject to an Option, which price shall not be less than the Fair Market Value of a Share on the date the Option is granted.

(ii) Exercise Period. An Option may be exercised in whole or in part from time to time during such period as the Option shall specify, provided that no Option shall be exercisable more than ten years after the date of the grant of the Option.

(iii) Payment of Price. The exercise price of each Share as to which an Option is exercised must be paid in full at the time of exercise. The Committee may, in its discretion, provide in an Award Agreement that payment of the exercise may be made:

(1) in cash;

(2) by tender of Common Shares owned by the Participant valued at Fair Market Value as of the date of exercise;

(3) in Common Shares otherwise issuable to the Participant upon exercise of the Option valued at Fair Market Value as of the date of exercise (“net exercise”);

(4) in such other form of consideration as the Committee deems appropriate; or

(5) in a combination of cash, Shares (whether then owned or issuable on exercise), and such other consideration as the Committee deems appropriate.

(iv) Conditions on Exercise. An Option shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall determine. The Committee may in its discretion accelerate or waive any condition applicable to the exercise of an Option.

(v) Termination of Employment or Service. The Award Agreement shall specify whether and, if so, the extent to which an Option shall remain exercisable after the termination of the Participant’s employment or service with the Company and its Subsidiaries, whether by death or otherwise, provided that nothing in this paragraph (v) shall authorize the exercise of an Option later than ten years after the date of the grant of the Option.

(vi) ISO or Non-ISO. The Award Agreement for an Option granted to an Employee shall state whether any part of the Option is intended to be an incentive stock option.

(c) Additional Terms of Incentive Stock Options. An incentive stock option may be granted only to an Employee of the Company or a subsidiary (within the meaning of Code section 424) and shall be subject to the following additional terms and conditions:

(i) 10 Percent Shareholder. The exercise price of each Common Share subject to an incentive stock option granted to an Employee who, at the time the Option is granted, owns (directly and within the meaning of Code section 424(d)) Shares possessing more than 10 percent of the combined voting power of all classes of Shares of the Company shall not be less than 110 percent of the Fair Market Value of a Share on the date the Option is granted, and the Option shall not be exercisable more than five years after the date of grant.

(ii) ISO Limit. To the extent the aggregate Fair Market Value (determined as of the date an Option is granted) of the Common Shares for which an Employee is granted Options designated incentive stock options first exercisable in any calendar year (under this Plan and under all plans of the Company and its Subsidiaries) exceeds $100,000, the Option shall be treated as an Option that is not an incentive stock option.

(iii) Disqualified Disposition. If a Participant disposes of Common Shares acquired pursuant to the exercise of an incentive stock option in a disqualifying disposition within the time periods identified in Code section 422, the Participant shall notify the Company of such disposition and provide the Company with information as to the date of disposition, sales price, number of Shares involved, and any other information about the disposition that the Company may reasonably request.

9.    Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. A Stock Appreciation Right shall entitle a Participant to receive from the Company, on the exercise date of the SAR, with respect to each Share for which the SAR is exercised, an amount equal to any excess of the Fair Market Value of a Share on the exercise date over the exercise price of the SAR. The Company shall grant SARs to Participants under the Plan in such number, upon such terms, and at such times as the Committee shall determine.

(b) Terms of Stock Appreciation Rights. The Award Agreement for a Stock Appreciation Right shall set forth such terms and conditions as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Exercise Price. The Committee shall determine the exercise price of each Common Share subject to the Stock Appreciation Right, which price shall not be less than the Fair Market Value of a Common Share on the date the SAR is granted.

(ii) Exercise Period. A Stock Appreciation Right may be exercised in whole or in part from time to time during such period as the Award Agreement shall specify, provided that no SAR shall be exercisable more than ten years after the date of the grant of the SAR.

(iii) Conditions on Exercise. A Stock Appreciation Right shall be exercisable at such times and subject to such restrictions and conditions as the Committee shall determine. The Committee may in its discretion accelerate or waive any condition applicable to the exercise of an SAR.

(iv) Termination of Employment or Service. The Award Agreement shall specify whether and, if so, the extent to which a Stock Appreciation Right shall remain exercisable after the termination of the Participant’s employment or service with the Company and its Subsidiaries, whether by death or otherwise, provided that nothing in this paragraph (iv) shall authorize the exercise of an SAR later than ten years after the date of the grant of the SAR.

(c) Settlement of Stock Appreciation Right. On the exercise date of a Stock Appreciation Right the Company shall settle the SAR, to the extent exercised, by payment of the amount due in the form of cash, Common Shares valued at their Fair Market Value on the exercise date, or a combination of cash and Shares, as the Committee may determine.

10.    Restricted Shares.

(a) Grant of Restricted Shares. The Company shall grant Restricted Shares to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Shares. The Award Agreement for a grant of Restricted Shares shall set forth such terms, conditions, restrictions, and limits on the Restricted Shares as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment or service for a specified period, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (vi), the Participant’s interest in the Restricted Shares shall become vested to the extent provided in the Award Agreement. The restrictions applicable to those vested Restricted Shares shall lapse at that time, and the Company shall deliver a certificate for those vested Shares to the Participant or the Participant’s estate or the person to whom the Participant’s rights are transferred by will or under the laws of descent and distribution, as the case may be, free of all restrictions, subject to the satisfaction of the Company’s withholding obligations as described in Section 19(c).

(iii) Forfeiture. Except as provided by the Committee in accordance with paragraph (vi), the Participant shall forfeit Restricted Shares upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Shares shall automatically revert to the Company.

(iv) Retention of Certificate. The Company shall issue, for the benefit of the Participant, the number of Common Shares subject to a Restricted Shares award, but the Company shall retain custody of any certificate for such Shares during the Restricted Period.

(v) Voting and Dividend Rights. Unless otherwise provided by the Committee in the Award Agreement, the Participant to whom Restricted Shares have been granted shall be entitled, during the Restricted Period, to vote those Shares and to receive the dividends payable with respect to those Shares. If the vesting of an award is conditioned on the satisfaction of a Performance Goal or other performance-related condition, the Committee shall provide in the Award Agreement that no dividends shall be payable with respect to the Restricted Shares during the Restricted Period, but the Committee may make provision for dividend equivalents under Paragraph 10(b)(vii).

(vi) Death or Disability. The Committee may provide that upon the termination of the Participant’s employment or service during the Restricted Period by reason of death or Permanent Disability, the conditions and restrictions on all or a portion of the Restricted Shares shall lapse and the Participant’s interest in those Shares shall become vested.

(vii) Dividend Equivalents. Subject to Section 12(b)(i), the Committee may provide in the Award Agreement that the Participant shall receive, rather than the dividends payable with respect to specified Restricted Shares, a credit equivalent to the amount of such dividends, which shall be payable to the Participant only if the Participant’s interest in the specified Restricted Shares becomes vested; if the Participant forfeits the specified Restricted Shares, the Participant shall simultaneously forfeit the Dividend Equivalents attributable to such Restricted Shares. The Award Agreement shall specify the time for payment of Dividend Equivalents, which shall not be later than March 15th following the calendar year in which the Restricted Shares to which the Dividend Equivalents are attributable become vested, subject to Section 19(b) with respect to deferrals.

11.    Restricted Share Units.

(a) Grant of Restricted Share Units. A Restricted Share Unit shall entitle a Participant to a Share, the Fair Market Value of a Share in cash, or a combination of the two, at a future date, subject to the satisfaction of any terms and conditions specified by the Committee. The Company shall grant Restricted Share Units to Participants under the Plan at such times, in such numbers, and upon such terms as the Committee shall determine.

(b) Terms of Restricted Share Units. The Award Agreement for Restricted Share Units shall set forth such terms, conditions, restrictions, and limits on the Units as the Committee shall determine and as are consistent with the provisions of the Plan, including the following:

(i) Conditions on Vesting. The Participant’s interest in a Restricted Share Unit award shall be forfeitable when the award is granted. In the Award Agreement, the Committee shall prescribe conditions that must be satisfied and the time by which, or time period during which, the conditions must be satisfied, in order for the Participant’s interest to become vested. The conditions may include one or more of the following:

(1) the satisfaction of specified Performance Goals by a specified time or during a specified period,

(2) the continuance of the Participant’s employment or service for a specified period, or

(3) the satisfaction of other specified conditions.

The Award Agreement may provide that the extent of the Participant’s vested interest shall be determined by the extent to which a condition is satisfied. The limited period of time provided for the satisfaction of the conditions on an award shall be referred to as the “Restricted Period”.

(ii) Vesting. Upon the satisfaction, within the Restricted Period, of the conditions established by the Committee, or as provided in paragraph (v), the Participant’s interest in the Restricted Share Units shall become vested to the extent provided in the Award Agreement.

(iii) Forfeiture. Except as provided by the Committee in accordance with paragraph (v), the Participant shall forfeit Restricted Share Units upon the expiration of the Restricted Period, to the extent the conditions prescribed by the Committee have not been satisfied. Upon such a forfeiture, all of the Participant’s interest in the forfeited Restricted Share Units shall automatically revert to the Company.

(iv) No Dividends or Voting Rights. A Restricted Share Unit shall carry with it no voting or dividend or other rights associated with Common Share ownership.

(v) Death or Disability. The Committee may provide that upon the termination of the Participant’s employment or service during the Restricted Period by reason of death or Permanent Disability, the conditions and restrictions on all or a portion of the Restricted Share Units shall lapse and the Restricted Period with respect to those Units shall expire.

(vi) Dividend Equivalents. Notwithstanding paragraph (iv), and subject to Section 12(b)(i), the Committee may but need not provide that a bookkeeping account established for a Participant shall be credited with an amount equivalent to the amount of dividends that would be payable with respect to a number of Shares equal to the number of Restricted Share Units awarded to the Participant. The Committee may provide for the crediting of interest on any Dividend Equivalents credited to a Participant’s account or may provide that the Dividend Equivalent credit be adjusted for hypothetical investment experience in such manner as the Committee may determine. If the Participant forfeits his or her interest in a Restricted Share Unit, the Participant shall simultaneously forfeit any Dividend Equivalents (as adjusted) attributable to those Restricted Share Units.

(c) Payment of Vested Restricted Share Units.

(i) Payment of vested Restricted Share Units and other amounts credited to a Participant’s account shall be made at such time or times after the expiration of the Restricted Period as the Committee may establish. The Committee may but need not provide that a Participant may elect to defer payment until such time or times as the Committee may allow. The Committee may provide for payments in lump sums or installments or both. The Committee shall establish procedures for its establishment of the time of payment and for the form and timing of a Participant’s deferral and payment elections. All elections shall conform to the Committee’s procedures. The Committee’s procedures shall conform to the requirements of Code section 409A.

(ii) The Committee may, in its discretion, change the procedures for elections, change the time to which payment may be deferred, and change the availability of lump sum or installment payments. The Committee may provide that such changes will apply to Restricted Share Units and other amounts already credited to a Participant’s account, with respect to which a Participant may have already made deferral and payment elections, but only to the extent such changes would not cause the Plan to fail to conform to the requirements of Code section 409A.

(iii) The Company shall not establish any special fund with respect to a Participant’s account. Any credit entries made to a Participant’s account shall constitute a mere promise by the Company to make payments to the Participant, subject to and in accordance with the Plan, from the general assets of the Company, when the payments become due.

To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

12.    Other Awards.

(a) General. The Committee may determine, subject to the terms of the Plan, that the Company shall grant awards that are not described in Sections 8 through 11, but that provide for the issuance of Common Shares, or that are denominated in or measured by the Fair Market Value of a Share, or that provide for payment in the form of Shares rather than cash under any Company bonus or incentive program. The Committee shall determine the terms and conditions of any such other awards and the Participants to whom and the numbers in which such other awards shall be granted. The Committee may condition the exercisability, vesting, and payment of such other awards upon the satisfaction of Performance Goals.

(b) Dividend Equivalents.

(i) Subject to Section 12(b)(ii), Dividend Equivalents may be granted by the Committee, either alone or in tandem with another award, based on dividends declared on the Common Shares, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Participant and the date such Dividend Equivalents terminate or expire, as determined by the Committee. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents with respect to Shares covered by an award whose vesting is conditioned on the satisfaction of a Performance Goal or other performance-related condition shall only be paid out to the Participant at the same time or times and to the same extent that such vesting conditions are subsequently satisfied and the award vests with respect to such Shares.

(ii) No Dividend Equivalents shall be payable with respect to Options or SARs.

(c) Profits Interest Units (LTIP Units). The Committee is authorized to grant Profits Interest Units in such amount and subject to such terms and conditions as may be determined by the Committee; provided, however, that Profits Interest Units may only be issued to a Participant for the performance of services to or for the benefit of the Partnership (i) in the Participant’s capacity as a partner of the Partnership, (ii) in anticipation of the Participant becoming a partner of the Partnership, or (iii) as otherwise determined by the Committee, provided that the Profits Interest Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Revenue Procedure 93-27, 1993-2 C.B. 343 and Revenue Procedure 2001-43, 2001-2 C.B. 191. The Committee shall specify the conditions and dates upon which the Profits Interest Units shall vest and become nonforfeitable. Profits Interest Units shall be subject to the terms and conditions of the Partnership Agreement and such other restrictions, including restrictions on transferability, as the Committee may impose. These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the award or thereafter.

13.    Awards to Independent Directors. Notwithstanding any other provision of the Plan, the grant of any award to a Director who is not also an Employee (an “Independent Director”) shall be made by the Board only pursuant to a written nondiscretionary formula established by the Board (an “Independent Director Compensation Policy”). An Independent Director Compensation Policy shall set forth the type of awards to be granted to Independent Directors, the number of Shares to be subject to Independent Director awards, the conditions on which such awards shall be granted, become exercisable, payable, and expire, and such other terms and conditions as the Board determines in its discretion. Awards granted to Independent Directors shall be subject to all of the limits set forth in this Plan. Notwithstanding any provision to the contrary in the Plan or in an Independent Director Compensation Policy, the maximum aggregate grant date fair value of one or more awards granted to an Independent Director during any calendar year shall be $1,000,000.

14.    Required Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, including a spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code section 368), or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for awards under Section 5, in the number of Shares subject to outstanding awards, in the exercise or purchase price under outstanding awards, and in the limits on awards and the issuance of Shares set forth in Section 5, as determined by the Committee to be appropriate and equitable to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants, provided, however, that the number of Shares subject to an award shall always be a whole number. In a stock-for-stock acquisition of the Company, the Committee may, in its discretion, substitute securities of another issuer for any Shares subject to outstanding awards.

Except as expressly provided in this Section, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants, or upon the conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment shall be made with respect to, the number of Shares subject to awards previously granted or the purchase or exercise price per Share under outstanding awards.

15.    Change in Control.

(a) Impact of Event. The following provisions shall apply in the event of a Change in Control:

(i) If and to the extent that outstanding awards under the Plan (A) are assumed by the successor corporation (or an affiliate of the successor) or continued or (B) are replaced with equity awards that preserve the existing value of the awards at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule and Performance Goals, as applicable, that are the same or more favorable to the Participants than the vesting schedule and Performance Goals applicable to the awards, then all such awards or such substitutes for them shall remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 15(a)(iv).

(ii) If and to the extent that outstanding awards under the Plan are not assumed, continued, or replaced in accordance with Section 15(a)(i), then upon the Change in Control the Committee may, in its sole discretion, provide that: (A) outstanding Options and SARs shall immediately vest and become exercisable; and (B) the restrictions and other conditions applicable to outstanding Restricted Shares, Restricted Share Units, and other Share-based awards, including vesting requirements, shall immediately lapse, and any Performance Goals relevant to such awards shall be deemed to have been achieved at the target performance level; such awards shall be free of all restrictions and fully vested; and, with respect to Restricted Share Units, shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code section 409A (collectively, the “Change in Control Treatment”).

(iii) In addition, if and to the extent that outstanding awards under the Plan are not assumed, continued, or replaced in accordance with Section 15(a)(i) above, then in connection with the Committee determination in Section 15(a)(ii) above, the Committee may, in its sole discretion, provide for cancellation of such outstanding awards at the time of the Change in Control in which case a payment of cash, property, or a combination of cash and property shall be made to each such Participant upon the consummation of the Change in Control that is determined by the Committee in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the Company’s securities relating to such awards over the exercise or purchase price (if any) for such awards (except that, in the case of an Option or SAR, such payment shall limited as necessary to prevent the Option or SAR from being subject to Code section 409A).

(iv) If and to the extent that (A) outstanding awards are assumed, continued or replaced in accordance with Section 15(a)(i) above and (B) a Participant’s employment with, or performance of services for, the Company is terminated by the Company for any reasons other than Cause or by such Participant for Good Reason, in each case, within the two (2)-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment set forth in Section 15(a)(ii) above shall automatically apply to all assumed or replaced awards of such Participant then outstanding.

(v) Outstanding Options or SARs that are assumed, continued, or replaced in accordance with Section 15(a)(i) may be exercised by the Participant in accordance with the applicable terms and conditions of such award as set forth in the applicable Award Agreement or elsewhere; provided, however, that Options or SARs that become exercisable in accordance with Section 15(a)(iv) may be exercised until the expiration of the original full term of such Option or SAR notwithstanding the other original terms and conditions of such award.

(b) Definitions.

(i) A “Change in Control” of the Company shall mean and shall be deemed to have occurred if (A) any person (as such term is used in section 13(d) and 14(d) of the Exchange Act is or becomes beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty five percent (45%) or more of the combined voting power of the Company’s then outstanding securities; or (B) the Company closes on a merger or consolidation with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately before the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of such surviving entity) more than fifty five percent (55%) of the combined voting power of the voting securities of the Company or of such surviving entity outstanding immediately after such merger or consolidation; or (C) the Company closes on an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or (D) during any period of twelve (12) consecutive months, individuals who, at the beginning of such period constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided however, that any TPG Nominated Director (as defined in that certain Stockholders Agreement entered into on June 5, 2012 between the Company, TPG VI Pantera Holdings, L.P. and TPG VI Management, LLC, as may be amended from time to time) shall be considered a member of the Incumbent Board; provided, further, that for purposes of this Section 15(b)(i)(D), the Chief Executive Officer of the Company on the date of the Board’s initial adoption of the Plan shall not be counted in determining the number of directors in office or the number of directors that cease to be a director.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any award (or any portion of an award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (A), (B), (C) or (D) with respect to such award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5). Consistent with the terms of this Section 15(b)(i), the Committee shall have full and final authority to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto.

(ii) For the purposes of this Section 15, “Cause” shall mean (A) the continued failure by the Participant to perform material responsibilities and duties toward the Company (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), (B) the engaging by the Participant in willful or reckless conduct that is demonstrably injurious to the Company monetarily or otherwise, (C) the conviction of the Participant of a felony, or (D) the commission or omission of any act by the Participant that is materially inimical to the best interests of the Company and that constitutes on the part of the Participant common law fraud or malfeasance, misfeasance, or nonfeasance of duty; provided, however, that Cause shall not include the Participant’s lack of professional qualifications. For purposes of the Plan, an act, or failure to act, on the Participant’s part shall be considered “willful” or “reckless” only if done, or omitted, by the Participant not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.

For the purposes of this Section 15, “Good Reason” shall mean:

(1) the material diminution, following a Change in Control, of the Participant’s authority, duties or responsibilities;

(2) a material diminution by the Company in the Participant’s base salary in effect immediately before the Change in Control; or

(3) the Company’s requiring the Participant, without the Participant’s written consent, to be based at any office or location materially distant from the Participant’s office location immediately before the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

A termination for Good Reason must be communicated by the Participant to the Company by written notice that specifies the event or events claimed to provide a basis for termination for Good Reason; provided that the Participant’s written notice must be tendered within ninety (90) days of the occurrence of such event or events and provided further that the Company shall have failed to remedy such act or omission within thirty (30) days following its receipt of such notice and the Participant actually terminates employment within fourteen (14) days after the Company’s failure to timely remedy.

16.    Approval of Shareholders; Term of Awards. If shareholder approval of the Plan, as amended and restated, is not obtained within twelve months of the Board’s initial adoption of the Plan, any awards granted under the Plan following the date of the Board’s initial adoption of the Plan shall automatically be cancelled. Notwithstanding anything herein to the contrary, no ISO shall be granted under the Plan after the tenth (10th) anniversary of the Board’s initial adoption of the Plan.

17.    Amendment of Awards. Subject to Paragraph 7(g) (prohibition against repricing of Options and Stock Appreciation Rights), the Committee may at any time unilaterally amend any outstanding award to the extent the Committee determines necessary or desirable, provided, however, that an amendment that would be adverse to the interests of the Participant or, with respect to an incentive stock option, that would prevent the Option from qualifying as an ISO, shall not be effective without the holder’s consent.

18.    Amendment and Termination of Plan. The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time, provided no amendment may be made without stockholder approval if such approval is required by applicable law or the requirements of an applicable stock exchange, or if such amendment would allow the grant of Options or Stock Appreciation Rights at an exercise price below Fair Market Value at date of grant.

19.    Miscellaneous.

(a) Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant with respect to such benefit, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, any benefits remaining payable under the Plan at the Participant’s death shall be paid when due to the Participant’s estate unless otherwise provided in the Award Agreement.

(b) Deferrals. Pursuant to the applicable requirements of Code section 409A, the Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due pursuant to the lapse or waiver of restrictions with respect to Restricted Shares or Restricted Share Units, or in connection with any other awards. If any such deferral is required or permitted, the Committee shall establish rules and procedures for such deferrals in compliance with the requirements of Code section 409A.

(c) Satisfaction of Tax Liabilities.

(i) The Company, the Partnership and its Subsidiaries shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Company, the Partnership or to a Subsidiary, an amount that the Company or a Subsidiary reasonably determines to be required to comply with federal, state, local, or foreign tax withholding requirements with respect to the settlement or vesting of an award. The Company, the Partnership or a Subsidiary may require the payment of such taxes before Shares deliverable pursuant to such award are transferred to the holder of the award.

(ii) The Committee may allow a Participant to elect to pay the Company’s, the Partnership’s or a Subsidiary’s minimum statutory withholding tax obligation with respect to an award to be settled in Shares by the withholding of Shares from the total number of Shares deliverable pursuant to the award, or by delivering to the Company a sufficient number of previously acquired Shares, in each case in accordance with rules and procedures established by the Committee. Previously owned Shares delivered in payment for such taxes may be subject to such conditions as the Committee may require. The value of each Share withheld, or delivered, shall be the Fair Market Value of a Share on the date an award becomes taxable.

(d) No Alienation. Except to the extent required by law, the right of a Participant or beneficiary to payment under this Plan shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or beneficiary.

20.    Restrictions on Issuance of Common Shares.

Should the Board of Directors determine that the listing, registration, or qualification of Common Shares upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body is necessary or desirable as a condition to or in connection with the issuance or delivery of Common Shares under the Plan, no such Common Shares shall be issued or delivered unless such listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions not acceptable to the Board of Directors.

The certificates representing Common Shares issued by the Company under the Plan may bear a legend describing any restrictions on resale of such Common Shares under applicable securities laws, and stop transfer orders with respect to such certificates may be entered on the Company’s stock transfer records.

21.    Construction.

The Plan shall be construed in accordance with the law of the State of Maryland. With respect to Options granted under the Plan that are intended to qualify as incentive stock options as defined in Code section 422, the terms of the Plan and of each incentive stock option granted pursuant to the Plan shall be construed to give effect to such intention. With respect to awards granted under the Plan that are intended to qualify for the exception under Code section 162(m) for performance-based pay, the terms of the Plan and the Award Agreement shall be construed and administered to give effect to such intention, unless the Committee determines to waive the application of such exception. With respect to awards granted under the Plan that provide for the payment of deferred compensation (within the meaning of Code section 409A), the terms of the Plan and the Award Agreement shall be construed to conform to the requirements of Code section 409A for the deferral (until payment) of the inclusion of the compensation in gross income.

22.    Section 83(b) Election. No Participant may make an election under Code section 83(b) with respect to any award under the Plan without the consent of the Committee, which the Committee may grant or withhold in its sole discretion. If, with the consent of the Committee, a Participant makes an election under Code section 83(b) to be taxed with respect to an award as of the date of transfer of the award rather than as of the date or dates upon which the award would otherwise be taxable under Code section 83(a), the Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

23.    Grant of Awards to Certain Employees or Consultants. The Company, the Partnership or any Subsidiary may provide through the establishment of a formal written policy or otherwise for the method by which Shares or other securities and/or payment therefor may be exchanged or contributed among such entities, or may be returned upon any forfeiture of Shares or other securities by the Participant, for the purpose of ensuring that the relationship between the Company and its affiliates remain at arm’s-length.

24.    REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No award shall be granted or awarded, and with respect to any award granted under the Plan, such award shall not vest, be exercisable or be settled:

(a) to the extent that the grant, vesting, exercise or settlement of such award could cause the Participant or any other person to be in violation of the Ownership Limit (as defined in the Company’s Articles of Incorporation, dated May 6, 1996, as amended and supplemented from time to time) or any other provision of the Company’s charter, including without limitation Section 2 thereof; or

(b) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of such award could impair the Company’s status as a REIT.

PARKWAY PROPERTIES, INC.

390 North Orange Avenue

Suite 2400

Orlando, FL 32801

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following nominees:
1.	Election of Directors		☐	☐	☐
Nominees
01 06	Avi Banyasz 02 Charles T. Cannada 03 Edward M. Casal 04 Kelvin L. Davis 05 Laurie L. Dotter James R. Heistand 07 C. William Hosler 08 Adam S. Metz 09 Brenda J. Mixson
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.							For	Against	Abstain
2	Advisory vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.						☐	☐	☐
3	Advisory vote on executive compensation.						☐	☐	☐
4	Vote to ratify the adoption of the 2013 Omnibus Equity Incentive Plan.						☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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PARKWAY PROPERTIES, INC. Annual Meeting of Stockholders May 16, 2013 2:00 PM CDT This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s), David R. O’Reilly and Jeremy R. Dorsett or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PARKWAY PROPERTIES, INC. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 PM, CDT time on May 16, 2013, at Phoenix Tower, 3200 Southwest Freeway, Houston, Texas 77027, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are made, this proxy will be voted in accordance with the Board’s recommendations.

Continued and to be signed on reverse side